As filed with the Securities and Exchange Commission on March 14, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA HOUSING & LAND DEVELOPMENT, INC.
(Name of small business issuer in its charter)

Nevada	6513	20-1334845
(State or other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6 Youyi Dong Lu, Han Yuan 4 Lou Xi'An, Shaanxi Province China 710054 86-029-82582632
(Address and telephone number of principal executive offices and principal place of business)

Lu Pingji, Chief Executive Officer China Housing & Land Development, Inc. 6 Youyi Dong Lu, Han Yuan 4 Lou Xi'An, Shaanxi Province China 710054 86-029-82582632
(Name, address and telephone number of agent for service)

Copies to:
Howard H. Jiang, Esq.
Baker & McKenzie
1114 Avenue of the Americas, 43rd Flr.
New York, New York 10036
(212) 626-4100
(212) 310-1682 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_] Non-accelerated filer [X] (Do not check if a smaller reporting company)	Accelerated filer [_] Smaller reporting company[_]

CALCULATION OF REGISTRATION FEE
Title of class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	2,021,440	$ 4.15 (1)	$ 8,388,976	$329.69

Common Stock, $0.001 par value issuable upon exercise of Warrants	1,796,835	$ 4.15 (2)	$ 7,456,865.25	$293.05

Total	3,818,275		$ 15,845,841.25	$622.74

(1)     Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on March 11, 2008, which was $4.15 per share.

(2)     Calculated in accordance with Rule 457(g)(1).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MARCH 14, 2008

CHINA HOUSING & LAND DEVELOPMENT, INC.
3,818,275 SHARES OF
COMMON STOCK

        This prospectus relates to the resale by the selling stockholders of up to 3,818,275shares of our common stock, per value $0.001 per share, including up to 1,796,835 shares of common stock issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

        We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants. Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol “CHLN.OB”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board.

        Investing in these securities involves significant risks. See “Risk Factors” beginning on page 7.

        No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

        We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is March 14, 2008.

TABLE OF CONTENTS

Prospectus Summary	3

Cautionary Note Regarding Forward-Looking Statements	5

Risk Factors	7

This Offering	14

Use of Proceeds	14

Selling Shareholders	15

Our Recent Private Placement	16

Plan of Distribution	17

Description of Securities	19

Interest of Named Experts and Counsel	19

Business	20

Market for China Housing & Land Development, Inc.'s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	25

Management	26

Security Ownership of Certain Beneficial Owners and Management	30

Management's Discussion and Analysis of Financial Condition and Results of Operations	31

Other Expenses of Issuance and Distribution	37

Indemnification of Directors and Officers	37

Description of Property	38

Penny Stock	39

Legal Proceedings	40

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	40

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	41

Transfer Agent	41

Additional Information	42

Financial Statements	F-1

Part II. Information Not Required in Prospectus	II-1

Exhibit Index	II-2

You may only rely on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has not been a change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “China Housing,” “CHLN,” the “Company,” “we,” “us,” and “our” refer to China Housing & Land Development, Inc.

OUR COMPANY

        Overview

        We primarily engage in the development and sale of commercial and residential real estate.

        We were incorporated in the state of Nevada on July 6, 2004, as Pacific Northwest Productions Inc. On April 21, 2006, we entered into and closed a share purchase agreement with Xian Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People’s Republic of China, and each of Tsining’s shareholders. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Tsining from the Tsining shareholders in exchange for 16,000,000 shares of our common stock. Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol “CHLN.OB”.

        For the nine (9) month period from ended September 31, 2007, we have revenue of $8,196,000, with net profits of $2,552,145.

        Our executive offices are located at 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi’An, Shaanxi Province, China 710054, and our telephone number is 86-029-82582632. We are a Nevada corporation.

        Summary of Recent Transactions

Acquisition on March 9, 2007

        On March 9, 2007, the Registrant entered into a Shares Transfer Agreement with the shareholders of Xi’an New Land Development Co., Ltd. (“New Land”), pursuant to which the Registrant has acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million Renminbi, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million Renminbi, estimated to be approximately US$610,000, payable within 20 days after the signing of the Shares Transfer Agreement, an additional cash payment of 57 million Renminbi, estimated to be approximately US$7.2 million, payable within 30 days after the Registrant has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million Renminbi, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009.

Private Placement on May 9, 2007

        On May 7, 2007, China Housing & Land Development, Inc. (the “Company”), entered into securities purchase agreements with accredited investors, and on May 9, 2007 (the “Closing Date”), the Company completed the sale of $25,006,978 of common stock of the Company and common stock purchase warrants. The securities sold were an aggregate of 9,261,847 shares of Common Stock and 2,778,554 Warrants. Each Warrant is exercisable for a period of five (5) years at an exercise price of $4.50 per share. Cantor Fitzgerald & Co. acted as the placement agent of the private placement. All of these securities were sold pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering, and Regulation D promulgated thereunder.

        The Company is obligated to file a registration statement to register the resale of shares of the common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants granted in the private placement. If the registration statement is not filed within 45 days from the Closing Date, or declared effective within 180 days following the Closing Date, or if the registration ceases to be effective for more than thirty (30) trading days, the Company is obligated to pay the investors certain fees per month in the amount of 1% of the principal amount invested.

        In connection with the offering, the Company paid a placement fee of 7% of the proceeds in cash.

Financing on January 28, 2008

        On January 28, 2008, China Housing & Land Development, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with certain investors (the “Investors”). Pursuant to the Agreement, the Company agreed to sell to Investors 5.0% Senior Secured Convertible Notes, which are convertible into shares of the Company’s Common Stock, for an aggregate purchase price of US$ 20,000,000 and to receive, in consideration for such purchase, Warrants to acquire additional shares of Common Stock.  The 5% Senior Secured Convertible Note (the “Convertible Note”) shall bear interest at a rate of 5% per annum (computed based on the actual days elapsed in a period of 360 days) of the RMB Notional Principal Amount, payable quarterly in arrears in lawful money of the United States (“U.S. Dollars”) on the first business day of each calendar quarter and on the Maturity Date, in each case in an amount equal to the amount of such interest as expressed in RMB multiplied by the US$/RMB Exchange Rate as of the applicable Interest Exchange Rate Determination Date. The Notes are secured by a first priority, perfected security interest in certain shares of Common Stock of Lu Pingji, as evidenced by the pledge agreement (the “Pledge Agreement”). The Notes are subject to events of default customary for convertible securities and for a secured financing.  The Warrants grant the Investors the right to acquire shares of Common Stock at $6.07 per share of Common Stock, subject to customary anti-dilution adjustments. The Warrants may be exercised to purchase Common Stock at any time after January 28, 2008 to and including February 28, 2013, the expiration date of the Warrants.

        In connection with this transaction, the Company and the Investors entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the terms and conditions of the Registration Rights Agreement, the Company has agreed to register within 60 calendar days after closing shares of Common Stock issuable to the Investors for resale on a Form S-3 Registration Statement to be effective by 90 calendar days or 120 days if the registration statement is subject to a full review by the U.S. Securities and Exchange Commission. The Company shall register an amount of Common Stock for resale that equals at least 125% of the sum of shares issuable upon conversion of the Notes, the exercise of the Warrants and the payment of interest accrued on the Notes. The registration rights granted under the Registration Rights Agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures.

        In connection with the offering, the Company paid Merriman Curhan Ford & Co. (AMEX: MEM) acted as financial advisor an advisory fee of 2% of the proceeds in cash.

ABOUT OUR RECENT PRIVATE PLACEMENT

        On January 28, 2008, China Housing & Land Development, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with certain investors (the “Investors”). Pursuant to the Agreement, the Company agreed to sell to Investors 5.0% Senior Secured Convertible Notes, which are convertible into shares of the Company’s Common Stock, for an aggregate purchase price of US$ 20,000,000 and to receive, in consideration for such purchase, Warrants to acquire additional shares of Common Stock.  The 5% Senior Secured Convertible Note (the “Convertible Note”) shall bear interest at a rate of 5% per annum (computed based on the actual days elapsed in a period of 360 days) of the RMB Notional Principal Amount, payable quarterly in arrears in lawful money of the United States (“U.S. Dollars”) on the first business day of each calendar quarter and on the Maturity Date, in each case in an amount equal to the amount of such interest as expressed in RMB multiplied by the US$/RMB Exchange Rate as of the applicable Interest Exchange Rate Determination Date. The Notes are secured by a first priority, perfected security interest in certain shares of Common Stock of Lu Pingji, as evidenced by the pledge agreement (the “Pledge Agreement”). The Notes are subject to events of default customary for convertible securities and for a secured financing.  The Warrants grant the Investors the right to acquire shares of Common Stock at $6.07 per share of Common Stock, subject to customary anti-dilution adjustments. The Warrants may be exercised to purchase Common Stock at any time after January 28, 2008 to and including February 28, 2013, the expiration date of the Warrants.

        In connection with this transaction, the Company and the Investors entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the terms and conditions of the Registration Rights Agreement, the Company has agreed to register within 60 calendar days after closing shares of Common Stock issuable to the Investors for resale on a Form S-3 Registration Statement to be effective by 90 calendar days or 120 days if the registration statement is subject to a full review by the U.S. Securities and Exchange Commission. The Company shall register an amount of Common Stock for resale that equals at least 125% of the sum of shares issuable upon conversion of the Notes, the exercise of the Warrants and the payment of interest accrued on the Notes. The registration rights granted under the Registration Rights Agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures.

Under this private placement, we received $20,000,000 in the aggregate, with net proceeds of $19,056,681.49 after deducting $939,808.51 paid for commissions and legal expenses.

THIS OFFERING

Common stock outstanding prior to this offering (on December 31, 2007)	30,141,887	(1)

Common stock being offered for resale to the public	3,818,275	(2)

Common stock outstanding after this offering	33,960,162	(3)

Percentage of common stock outstanding before this offering that shares being registered for resale represent	12.67%

    (1)        Excludes the 2,021,440 conversion shares issued in the private placement completed on January 28, 2008.

    (2)        Includes both the 2,021,440 conversion shares issued in the private placement completed on January 28, 2008 and the 1,796,835 shares of common stock to be issued upon the exercise of the Warrants pursuant to the Securities Purchase Agreement.

    (3)        Includes the total of shares being registered in the private placement pursuant to the Registration Rights Agreement.

        Total proceeds raised in the offering: We will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received $20,000,000 in gross proceeds from the Buyers under the Securities Purchase Agreement. We may also receive some proceeds if any of the selling shareholders exercise their Warrants through cash exercise.

Warrants

        Each investor who has been issued a Warrant is granted the right to purchase in the aggregate up to a maximum additional 1,796,835 shares of our common stock. The Warrant entitles its holder to one share of our common stock upon exercise. The Warrants may be exercised at any time on or after the initial exercise eligibility date of January 28, 2008 to and including February 28, 2013, at an exercise price of $6.07 per share. The exercise price was negotiated based on the price of the current underlying common stock of the Company quoted on the OTC Bulletin Board.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained in this Form 10-QSB that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 10-QSB, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•	Our ability to raise capital when needed and on acceptable terms and conditions;

•	The intensity of competition; and

•	General economic conditions.

All written and oral forward-looking statements made in connection with this Form 10-QSB that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

RISK FACTORS

        This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

Our home sales and operating revenues could decline due to macro-economic and other factors outside of its control, such as changes in consumer confidence and declines in employment levels.

        Changes in national and regional economic conditions, as well as local economic conditions where the Company conducts its operations and where prospective purchasers of its homes live, may result in more caution on the part of homebuyers and consequently fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause its operating revenues to decline. In addition, builders are subject to various risks, many of them outside the control of the homebuilder including competitive overbuilding, availability and cost of building lots, materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in government regulations, and increases in real estate taxes and other local government fees. A reduction in its revenues could in turn negatively affect the market price of its securities.

An increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for the Company’s homes.

        Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective homebuyers to obtain the financing they would need in order to purchase our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. For example, if mortgage financing became less available, demand for its homes could decline. A reduction in demand could also have an adverse effect on the pricing of our homes because we and our competitors may reduce prices in an effort to better compete for home buyers. A reduction in pricing could result in a decline in revenues and in our margins.

We could experience a reduction in home sales and revenues or reduced cash flows if we are unable to obtain reasonably priced financing to support its homebuilding and land development activities.

        The real estate development industry is capital intensive, and development requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance its homebuilding and land development activities. Although we believe that internally generated funds and current borrowing capacity will be sufficient to fund our capital and other expenditures (including land acquisition, development and construction activities), the amounts available from such sources may not be adequate to meet our needs. If such sources are not sufficient, we would seek additional capital in the form of debt or equity financing from a variety of potential sources, including bank financing and/or securities offerings. The availability of borrowed funds, to be utilized for land acquisition, development and construction, may be greatly reduced, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with new loans. The failure to obtain sufficient capital to fund its planned capital and other expenditures could have a material adverse effect on our business.

We are subject to extensive government regulation which could cause it to incur significant liabilities or restrict it business activities.

        Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict its business activities. We are subject to statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

We may require additional capital in the future, which may not be available on favorable terms or at all.

        Our future capital requirements will depend on many factors, including industry and market conditions, our ability to successfully implement our new branding and marketing initiative and expansion of our production capabilities. We anticipate that we may need to raise additional funds in order to grow our business and implement our business strategy. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into a revolving credit facility or a term loan facility with one or more syndicates of lenders. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Even if we are able to raise capital through equity or debt financings, as to which there can be no assurance, the interest of existing shareholders in our company may be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common stock or may otherwise materially and adversely effect the holdings or rights of our existing shareholders. If we cannot obtain adequate capital, we may not be able to fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, we have and will continue to raise additional capital through private placements or registered offerings, in which broker-dealers will be engaged. The activities of such broker-dealers are highly regulated and we cannot assure that the activities of such broker-dealers will not violate relevant regulations and generate liabilities despite our expectation otherwise.

We depend on the availability of additional human resources for future growth.

        We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. Further, there can be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

        Our projects and the raw materials we use have experienced significant price fluctuations in the past. There is no assurance that they will not be subject to future price fluctuations or pricing control. The land and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of land and raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

        We could be adversely affected by the occurrence of natural disasters. From time to time, our developed sites may experience strong winds, storms, flooding and earth quakes. Natural disasters could impede operations, damage infrastructure necessary to our constructions and operations. The occurrence of natural disasters could adversely affect our business, the results of our operations, prospects and financial condition, even though we currently have insurance against damages caused by natural disasters, including typhoons, accidents or similar events.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

        In general, the property development industry is intensely competitive and highly fragmented. We compete with various companies. Many of our competitors are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business.

Our operating subsidiary must comply with environmental protection laws that could adversely affect our profitability.

        We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the People’s Republic of China (“PRC or “China”). Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the constructions. Although our construction technologies allow us to efficiently control the level of pollution resulting from our construction process, due to the nature of our business, wastes are unavoidably generated in the processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt its business operations.

        Our future success will depend in substantial part on the continued service of our senior management, including Mr. Lu Pingji, our Chairman and Chief Executive Officer, and Mr. Feng Xiaohong, our Chief Operational Officer. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life or other insurance in respect of any of its officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in the People’s Republic of China, competition for qualified personnel is intense. We cannot guarantee that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

Risk Relating to the Residential Property Industry in China

We are heavily dependent on the performance of the residential property market in China, which is at a relatively early development stage.

The residential property industry in the PRC is still in a relatively early stage of development. Although demand for residential property in the PRC has been growing rapidly in recent years, such growth is often coupled with volatility in market conditions and fluctuation in property prices. It is extremely difficult to predict how much and when demand will develop, as many social, political, economic, legal and other factors, most of which are beyond our control, may affect the development of the market. The level of uncertainty is increased by the limited availability of accurate financial and market information as well as the overall low level of transparency in the PRC, especially in Tier II cities which have lagged in progress in these aspects when compared to Tier I cities.

The lack of a liquid secondary market for residential property may discourage investors from acquiring new properties. The limited amount of property mortgage financing available to PRC individuals may further inhibit demand for residential developments.

We face intense competition from other real estate developers.

The property industry in the PRC is highly competitive. In the Tier II cities we focus on, local and regional property developers are our major competitors, and an increasing number of large state-owned and private national property developers have started entering these markets. Many of our competitors, especially the state-owned and private national property developers, are well capitalized and have greater financial, marketing and other resources than we have. Some also have larger land banks, greater economies of scale, broader name recognition, a longer track record and more established relationships in certain markets. In addition, the PRC government’s recent measures designed to reduce land supply further increased competition for land among property developers.

Competition among property developers may result in increased costs for the acquisition of land for development, increased costs for raw materials, shortages of skilled contractors, oversupply of properties, decrease in property prices in certain parts of the PRC, a slowdown in the rate at which new property developments will be approved and/or reviewed by the relevant government authorities and an increase in administrative costs for hiring or retaining qualified personnel, any of which may adversely affect our business and financial condition. Furthermore, property developers that are better capitalized than we are may be more competitive in acquiring land through the auction process. If we cannot respond to changes in market conditions as promptly and effectively as our competitors, or effectively compete for land acquisition through the auction systems and acquire other factors of production, our business and financial condition will be adversely affected.

In addition, risk of property over-supply is increasing in parts of China, where property investment, trading and speculation have become overly active. We are exposed to the risk that in the event of actual or perceived over-supply, property prices may fall drastically, and our revenue and profitability will be adversely affected.

The PRC government may adopt further measures to curtail the overheating of the property sector.

Along with the economic growth in China, investments in the property sectors have increased significantly in the past few years. In response to concerns over the scale of the increase in property investments, the PRC government has introduced policies to curtail property development. We believe the following regulations, among others, significantly affect the property industry in China.

In May 2006, the Ministry of Construction, National Development and Reform Commission, or the NDRC, PBOC and other relevant PRC government authorities jointly issued the Opinions on Adjusting the Housing Supply Structure and Stabilizing the Property Prices, which introduced measures to limit resources allocated to the luxury residential market. For instances, the new measures require that at least 70% of a residential project must consist of units with a GFA of less than 90 square meters per unit, and the minimum amount of down payment was increased from 20% to 30% of the purchase price of the underlying property if it has a unit GFA of 90 square meters or more. In September 2007, PBOC and China Banking Regulatory Commission issued the Circular on Strengthening the Management of Commercial Real Estate Credit Facilities, which increased the minimum down payment for any purchase of second or subsequent residential property to 40% of the purchase price if the purchaser had obtained a bank loan to finance the purchase of his or her first property.

In July 2006, the Ministry of Construction, the Ministry of Commerce, NDRC, PBOC, the State Administration for Industry and Commerce and SAFE issued Opinions on Regulating the Entry and Administration of Foreign Investment in Real Property Market, which impose significant requirements on foreign investment in the PRC real estate sector. For instance, these opinions set forth requirements of registered capital of a foreign invested real property enterprise as well as thresholds for a foreign invested real property enterprise to borrow domestic or overseas loans. In addition, since June 2007, a foreign invested real property enterprise approved by local authorities is required to register such approvals with the Ministry of Commerce.

The PRC government’s restrictive regulations and measures to curtail the overheating of the property sector could increase our operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our business operations. We cannot be certain that the PRC government will not issue additional and more stringent regulations or measures, which could further slow down property development in China and adversely affect our business and prospects.

Our sales will be affected if mortgage financing becomes more costly or otherwise becomes less attractive.

Substantially all purchasers of our residential properties rely on mortgages to fund their purchases. An increase in interest rates may significantly increase the cost of mortgage financing, thus affecting the affordability of residential properties. In 2007, PBOC raised the lending rates five times. The benchmark lending rate for loans with a term of over five years, which affects mortgage rates, has been increased to 7.83%. The PRC government and commercial banks may also increase the down payment requirement, impose other conditions or otherwise change the regulatory framework in a manner that would make mortgage financing unavailable or unattractive to potential property purchasers. Under current PRC laws and regulations, purchasers of residential properties generally must pay at least 20% of the purchase price of the properties before they can finance their purchases through mortgages. In May 2006, the PRC government increased the minimum amount of down payment to 30% of the purchase price of the underlying property if such property has a unit GFA of 90 square meters or more. In September 2007, the minimum down payment for any purchase of second or subsequent residential property was increased to 40% of the purchase price if the purchaser had obtained a bank loan to finance the purchase of his or her first property. Moreover, the interest rate for bank loans of such purchase shall not be less than 110% of the PBOC benchmark rate of the same term and category. For further purchases of properties, there would be upward adjustments on the minimum down payment and interest rate for any bank loan. In addition, mortgagee banks may not lend to any individual borrower if the monthly repayment of the anticipated mortgage loan would exceed 50% of the individual borrower’s monthly income or if the total debt service of the individual borrower would exceed 55% of such individual’s monthly income. If the availability or attractiveness of mortgage financing is reduced or limited, many of our prospective customers may not be able to purchase our properties and, as a result, our business, liquidity and results of operations could be adversely affected.

In line with industry practice, we provide guarantees to PRC banks with respect to loans procured by the purchasers of our properties for the total amount of mortgage loans. Such guarantees expire upon the completion of the registration of the mortgage with the relevant mortgage registration authorities. If there are changes in laws, regulations, policies and practices that would prohibit property developers from providing guarantees to banks in respect of mortgages offered to property purchasers and as a result, banks would not accept any alternative guarantees by third parties, or if no third party is available or willing in the market to provide such guarantees, it may become more difficult for property purchasers to obtain mortgages from banks and other financial institutions during sales and pre-sales of its properties. Such difficulties in financing could result in a substantially lower rate of sale and pre-sale of our properties, which would adversely affect our cash flow, financial condition and results of operations. We are not aware of any impending changes in laws, regulations, policies or practices which will prohibit such practice in China. However, there can be no assurance that such changes in laws, regulations, policies or practices will not occur in China in the future.

Risks Related to China

China’s Economic Policies could affect our Business.

        Substantially all of our assets are located in the global change on ward China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

        While China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

        The economy of China has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, the control of payment of foreign currency- denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in China may hamper our ability to remit income to the United States.

        The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our directors believe that it is currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change; we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to our stockholders.

The fluctuation of the Renminbi may materially and adversely affect your investment.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

        Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

        Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. There can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

        In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

        As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. We have appointed Lu Pingji, our Chairman and Chief Executive Officer, as our agent to receive service of process in any action against our company in the United States.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

        At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

We may face obstacles from the communist system in China.

        Foreign companies conducting operations in China face significant political, economic and legal risks. The political system in China, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in China.

        China historically has not adopted a Western style of management and financial reporting concepts and practices, modern banking, computer or other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

        It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

        Because the Company’s executive officers and directors, including, the chairman of it’s board of directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or its officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in China it would also be extremely difficult to access those assets to satisfy an award entered against it in a United States court.

We may face judicial corruption in the People’s Republic of China.

        Another obstacle to foreign investment in the People’s Republic of China is corruption. There is no assurance that we will be able to obtain recourse, if desired, through the People’s Republic of China’s poorly developed and sometimes corrupt judicial systems.

Risks Related to This Offering

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.

        Although our common stock trades on the Over-the-Counter Bulleting Board (the “OTCBB”), a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTCBB to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time. The OTCBB is an inter-dealer, Over-The-Counter market that provides significantly less liquidity than the NASD’s automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities;
•	changes in interest rates;
•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	variations in quarterly operating results;
•	change in financial estimates by securities analysts;
•	the depth and liquidity of the market for our common stock;
•	investor perceptions of our company and the technologies industries generally; and
•	general economic and other national conditions.

The limited prior public market and trading market may cause volatility in the market price of our common stock.

        Our common stock is currently traded on a limited basis on the OTCBB under the symbol “CHLN.” The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;
•	market visibility for our common stock may be limited; and
•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our principal stockholders, current executive officers and directors own a significant percentage of our company and will be able to exercise significant influence over our company.

        Our executive officers and directors and principal stockholders together will beneficially own a majority of the total voting power of our outstanding voting capital stock. These stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. See “Principal Stockholders” for information about the ownership of common by our executive officers, directors and principal stockholders.

We do not anticipate paying dividends on the Common Stock.

        We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our directors intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business.

Our common stock could be considered to be a “penny stock.”

        Our common stock could be considered to be a “penny stock” if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on The Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-dealer requirements may affect trading and liquidity.

        Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

        Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

        From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

THIS OFFERING

Common stock outstanding prior to this offering (on December 31, 2007)	30,141,887	(1)

Common stock being offered for resale to the public	3,818,275	(2)

Common stock outstanding after this offering	33,960,162	(3)

Percentage of common stock outstanding before this offering that shares being registered for resale represent	12.67%	(4)

    (1)        Excludes the 2,021,440 conversion shares issued in the private placement completed on January 28, 2008.

    (2)        Includes both the 2,021,440 conversion shares issued in the private placement completed on January 28, 2008 and the 1,796,835 shares of common stock to be issued upon the exercise of the Warrants pursuant to the Securities Purchase Agreement.

    (3)        Includes the total of shares being registered in the private placement pursuant to the Registration Rights Agreement.

        Total proceeds raised in the offering: We will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received $20,000,000 in gross proceeds from the Buyers under the Securities Purchase Agreement. We may also receive some proceeds if any of the selling shareholders exercise their Warrants through cash exercise.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The proceeds from the sale of each selling stockholders’ common stock will belong to that selling stockholder. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants.

        We may also receive proceeds from the issuance of shares of common stocks to the Buyers if they exercise their Warrants or Notes through a cash exercise. If each of the Warrants is exercised through a cash exercise at an exercise price of US $6.07 per share and each note is exercised through a cash exercise price of US $5.57, we estimate that we may receive up to an additional US $8,727,270.72 or US $9,000,000, respectively.

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

SELLING STOCKHOLDERS

        The following table sets forth the common stock ownership of the selling stockholders as of March 14, 2008. The selling stockholders acquired their securities through a private placement offerings which closed on January 28, 2008.

        We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, except as set forth below, the selling stockholders are not registered broker-dealers.

Investor	Shares	Warrants
Whitebox Hedged High Yield Partners, LP	808,576	718,734

Whitebox Intermarket Partners, LP	480,092	426,749

Whitebox Convertible Arbitrage Partners, LP	303,216	269,525

Whitebox Special Opportunities Fund Series B Partners, LP	151,608	134,763

Pope Investments II, LLC	202,144	179,684

Berlin Income, L.P.	35,375	31,445

Berlin Capital Growth, L.P.	15,161	13,476

Eastern Management & Financial, LLC	25,268	22,460

Total	2,021,440	1,796,835

OUR RECENT PRIVATE PLACEMENT

EXEMPTION FROM REGISTRATION. As described under “Prospectus Summary — About Our Recent Private Placement”, we issued in connection with our private placement shares of our common stock, in accordance with and in reliance upon the exemption from securities registration afforded by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission (the “SEC” or the “Commission”).

PURCHASE PRICE. Our common stock was offered for an aggregate purchase price of $20,000,000 of principal amount of Notes and related Warrants to be purchased by such Buyer at the Closing.

NUMBER OF SHARES BEING REGISTERED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENT. The Securities Purchase Agreement provides that our company shall file with the Commission a registration statement registering the shares of common stock issued in connection with the private placement (the “Registrable Securities”) for unrestricted distribution and public resale by the holders of such Registrable Securities, namely a total of 3,818,275 shares of common stock, including 1,796,835 for shares underlying the Warrants.

WARRANTS ISSUED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENT. Each investor who has been issued a Warrant is granted the right to purchase in the aggregate up to a maximum additional 1,796,835 shares of our common stock. The Warrant entitles its holder to one share of our common stock upon exercise. The Warrants may be exercised at any time on or after the initial exercise eligibility date of January 28, 2008 to and including February 28, 2013, at an exercise price of $6.07 per share. The number of shares attached to the Warrants will be adjusted due to dividends and changes in our capital stock structure.

SENIOR CONVERTIBLE NOTES ISSUED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENT. The Notes bear initial interest at 5% per annum of the RMB Notional Principal Amount, which begins accruing on the issuance date and shall be computed on the basis of a 360-day year and twelve 30-day months. They will be payable quarter-annually in lawful money of the United States on each calendar quarter and on the Maturity Date, in each case in an amount equal to the amount of such interest as expressed in RMB multiplied by the US$/RMB Exchange Rate as of the applicable Interest Exchange Rate Determination Date, as set forth on the Notes. The initial conversion price is $5.57.

INDEMNIFICATION.     In consideration of each Investor’s execution and delivery of this Agreement and its acquisition of the Securities hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Registration Rights Agreement, the Warrants, the Convertible Notes and the Security Documents, the Company will defend, protect, indemnify and hold harmless each Investor and each other holder of the Securities and all of their shareholders, officers, directors, employees, advisors and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees “) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith.

CALL OPTION. At any time, the Company shall have the option (the “Call Option”) to redeem, in its sole and absolute discretion (in whole or in part), up to 55% of the Face Amount of this Convertible Note at par (the “Redemption Amount”). To make such prepayment, the Company must give written irrevocable notice to the holder hereof of its intent to redeem the Convertible Note not later than 20 days prior to the date fixed by the Company to redeem the Convertible Note (the “Call Option Redemption Date”). The Redemption Amount and any unpaid interest accrued thereon as of the Call Option Redemption Date shall become due and payable on the Call Option Redemption Date. All redemptions pursuant to this paragraph 8 shall be applied to all Convertible Notes, pro rata, based on the respective Face Amounts thereof.

PIGGYBACK REGISTRATIONS

a.     If, at any time prior to the expiration of the Registration Period, a Registration Statement is not effective with respect to all of the Registrable Securities and the Company decides to register any of its securities for its own account or for the account of others, then the Company will promptly give the Investors written notice thereof and will use its best efforts to include in such registration all or any part of the Registrable Securities requested by such Investors to be included therein (excluding any Registrable Securities previously included in a Registration Statement). This requirement does not apply to Company registrations on Form S-4 or S-8 or their equivalents relating to equity securities to be issued solely in connection with an acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans. Each Investor must give its request for registration under this paragraph to the Company in writing within 15 days after receipt from the Company of notice of such pending registration.

If the registration for which the Company gives notice is a public offering involving an underwriting, the Company will so advise the Investors as part of the above-described written notice. In that event, if the managing underwriter(s) of the public offering impose a limitation (which may be a complete exclusion) on the number of shares of Common Stock that may be included in the Registration Statement because, in such underwriter(s)’ judgment, such limitation would be necessary to effect an orderly public distribution or reduce the number of securities which could be sold by the Company, then the Company will be obligated to include only such limited portion, if any, of the Registrable Securities with respect to which such Investors have requested inclusion hereunder. Any exclusion of Registrable Securities will be made pro rata among all holders of the Company’s securities seeking to include shares of Common Stock in proportion to the number of shares of Common Stock sought to be included by those holders. However, the Company will not exclude any Registrable Securities unless the Company has first excluded all outstanding securities the holders of which are not entitled by right to inclusion of securities in such Registration Statement or are not entitled pro rata inclusion with the Registrable Securities. If any Investor or other person does not agree to the terms of such underwriting or otherwise fails to comply with the terms of this Agreement, such Investor or other person shall be excluded therefrom upon written notice from the Company or underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

b.     No right to registration of Registrable Securities under this Section 2.5 limits in any way the registration required under Section 2.1 above. The obligations of the Company under this Section 2.5 expire upon the earliest of (i) the effectiveness of the Registration Statement filed pursuant to Section 2.1 above with respect to the Registrable Securities or the respective portion thereof, (ii) after the Company has afforded the opportunity for the Investors to exercise registration rights under this Section 2.5 for two registrations (provided, however, that any Investor that has had any Registrable Securities excluded from any Registration Statement in accordance with this Section 2.5 may include in any additional Registration Statement filed by the Company the Registrable Securities so excluded), or (iii) expiration of the Registration Period.

c.     The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.5 prior to the effectiveness of such registration whether or not any Investor has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company.

MANDATORY REGISTRATIONS

a.     The Company will file with the SEC a Registration Statement on Form S-3 registering the Registrable Securities and no other securities for resale within 60 days after the Closing Date (the “Required Filing Date”) of the purchase of the Convertible Notes under the Purchase Agreement. If Form S-3 is not available at that time, then the Company will file a Registration Statement on such form as is then available to effect a registration of the Registrable Securities within such 20-day period, subject to the consent of the Investors, which consent will not be unreasonably withheld.

b.     To the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), the Registration Statement will include the Registrable Securities and such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Convertible Notes and exercise of the Warrants (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions, or (ii) by reason of changes in the conversion price of the Convertible Notes or the exercise price of the Warrants in accordance with the terms thereof. The number of shares of Registrable Securities initially included in the Registration Statement will be no less than 125% of the aggregate number of Common Shares that are issuable upon conversion of the Convertible Notes at the conversion price and exercise of the Warrants at the exercise price.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	short sales that are not violations of the laws and regulations of any state or the United States;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

        The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

        The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

        We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

        If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of its business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share. As of December 31, 2007, there were 30,141,887 shares of our common stock issued and outstanding.

        Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

        Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSELS

Legal Matters

        Dennis Brovarone, Esq. will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

Experts

        Our financial statements as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period of December 31, 2007, appearing in this prospectus and registration statement have been audited by Moore Stephens Cooper Molyneux LLP., independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

BUSINESS

INDUSTRY OVERVIEW

        China has experienced rapid economic growth in the last twenty years. According to China’s Department of Commercial Affairs, China’s gross domestic product (“GDP”) achieved an annual growth rate of 9.77% from 2004 to 2006. According to the National Statistics Bureau of China, the GDP of China in 2006 was RMB 20,960.95 billion, up 10.04% over the previous year.

        We believe that the primary reasons behind China’s strong economic growth are

    (i)        a robust domestic consumer demand resulting from rising consumer confidence and disposable income,

    (ii)        increasing foreign direct investment after accession into the World Trade Organization,

    (iii)        surging investments in real estate and infrastructure, as exhibited by a boom in the real property market. We believe that a paradigm shift is taking place in China, characterized by some major economic and political improvements, such as a de-politicization of Chinese society, growing private business, an emerging unified national market and integration into the global value chain.

Residential Real Estate

        China is in the midst of a rapid urbanization process. There are now over 400 million Chinese living in urban areas. Despite policies to limit population growth, China’s urban population has been increasing and real estate investment has been thriving. Real estate investment has grown considerably, but not at a rate we believe is excessive relative to GDP growth. We believe that there is still strong growth potential in Chinese real estate investments. According to the National Statistics Bureau of China, real estate investment in China increased from RMB 15,000 million in 1978 to RMB 1,575,900 million in 2005. Southnet News reports in China’s Youth Newspaper that from the late 1990s to 2006, there was an annual average growth rate of approximately 20% in real estate investments.

        China’s real estate market entered a new phase in 1990 with the promulgation of the Temporary Regulations on the Sale and Transfer of Urban State-Owned Real Estate which was the first in a series of major housing policy reforms. Previously all land and housing was owned by the State. Key regulatory developments have included:

•	1991- Employees allowed to use funds in their Housing Accounts to pay for deposits on home purchases;

•	1992- All large cities began to sell state owned housing;

•	1998- The policy of state allocation of housing was abolished;

•	1999- The maximum term for mortgages was extended to 30 years and financing limits were increased from 70% to 80% of the purchase price.

        Statistics from the Ministry of Construction show that from 1980 to 2000, China’s real estate industry showed strong growth with newly built housing reaching an average of 218 square feet per person, a two fold increase from 1970. The PRC government expects the nation to increase aggregate housing area from the 2005 total of 59 billion square feet to 64.5 billion square feet, or approximately 70 million individual housing units, by 2015.

        According to the PRC National Bureau of Statistics (NBS), in 2004, investment in Chinese real estate exceeded US$159 billion, accounting for 25 percent of fixed asset investment. The continuing national trends of urbanization and expanded development are generally expected to lead sustained growth in the market for at least the next ten years.

        Since 1990s, Chinese government reforms in urban and rural housing policies have promoted the concept of the family residence in allowing individuals to purchase their own homes, and opportunities for financing such purchases through banks and other funds have become available to individuals. Previously, homes were owned by companies for their employees, and there was no market for real estate at the individual level. A viable and vibrant real estate market has emerged with these reforms. The effect of the emerging housing industry on the financial sector was considerable. According to the National Statistics Bureau of China, in 2004 individuals accounted for 93.3% of the total sales of commercial buildings.

        Most of China’s housing and land development companies develop projects on a regional rather than a national basis. There are several reasons for this. First, land is controlled by local governments and local companies have better relationships with local governments and easier access to regional information. Moreover, bank loans are approved by local bank branches; therefore, local real estate companies are better able to leverage relationships to obtain financing and/or preferential financing terms. Also, housing specifications tend to vary on a regional basis based on local tastes, customs, and environmental factors.

        The demand for residential housing is characterized by individuals and families, many of whom are purchasing for the first time. They will normally pay a 20% deposit on the cost of the property with the remainder covered by a mortgage. On a local basis, the Xian Bureau of Statistics indicates that, from 2001 to 2004, demand for residential housing in Xian increased from 37.6 million square feet to 61.1 million square feet. During the same period, the average price per square foot increased from US$23.23 to US$37.88.

        The population of Xian exceeded eight million in 2006. The average living area in Xian is about 157 square feet per person, significantly less than the national average. The Xian government expects the local average to reach 269 square feet of living area per person by the year 2020, at which time the population is expected to be ten million. This will necessitate the construction of 1.259 billion square feet of housing, an annual increase of 78.7 million square feet.

        As the local economy has developed under Beijing’s “Go West” policy, personal incomes have grown, driving the demand for better housing. The residential real estate market in Xian is currently expanding in a balanced fashion. The vacancy rate for new housing is approximately 15%, the lowest in five years. The Xian residential realty market is projected to show strong and steady growth over the next three to five years, driven by changes in family living patterns, the need to alleviate crowded housing and the impact of the State’s regional development plans.

        Geographically, our core property business is based in Xi’an, the industrial heartland of western China. Xi’an is an ancient city, well known for its terracotta soldiers. Xi’an is also the largest city in western China with a population of eight million and is an important technological, commercial and cultural center. Xi’an plays an important strategic role in the Chinese government’s “Going West” policy

Commercial Real Estate

        Since 2000 commercial property development in China has been growing rapidly. According to the NBS, 2003 commercial property sales were 304.9 million square feet, more than double the 150.5 million square feet sold in 2000. The average selling price was US$42.69 per square foot, 1.67 times higher than the average residential housing price, representing a price increase of 12% over the previous year. The latest NBS figures show 2005 commercial property sales valued US$760 billion, a 13% increase over 2004. The demand for commercial space, particularly stores and malls, is generally not expected to slow in the near term.

OUR COMPANY

        We were incorporated in the state of Nevada on July 6, 2004, as Pacific Northwest Productions Inc. On April 21, 2006, we entered into and closed a share purchase agreement with Xian Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People’s Republic of China, and each of Tsining’s shareholders. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Tsining from the Tsining shareholders in exchange for 2,000,000 shares of our common stock. On May 4, 2006, we changed our name to China Housing & Land Development, Inc.

        On March 9, 2007, we entered into a Shares Transfer Agreement with the shareholders of Xi’an New Land Development Co., Ltd. (“New Land”), pursuant to which we have acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million Renminbi, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million Renminbi, estimated to be approximately US$610,000, payable within 20 days after the signing of the Shares Transfer Agreement, an additional cash payment of 57 million Renminbi, estimated to be approximately US$7.2 million, payable within 30 days after the Registrant has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million Renminbi, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009.

COMPLETED PROPERTY DEVELOPMENT PROJECTS

        We are primarily focused on land acquisition for the development of residential housing. Over the past several years, the bulk of our sales were realized from the five projects described below. The completed projects are in downtown Xian and commanded prices per square foot that were higher than the regional average. All five projects included secured parking, cable TV, hot water, heating systems, and access to natural gas.

    1)        Tsining*Mingyuan: 8 East Youyi Road, Xian. The construction area is 571,078 square feet. Mingyuan is a residential complex consisting of 303 apartments ranging from two to four bedrooms and 950 to 1,800 square feet in size. Construction commenced in March 1998 and was completed in April 2000. In total, the project generated total sales of US$20.62 million with an average price of US$35.46 per square foot.

    2)        Lidu*Mingyuan: 25 East Mutoushi, Xian. Located in the prime commercial area near the historic Bell Tower. The project covers 1.3 acres, a buildings area of 89,163 square feet, and 56 apartments ranging from two to four bedrooms. The project began in October 2000 and was completed in November 2001. With an average price of US$46.48 per square foot, total sales were US$4.14 million.

    3)        Tsining*Hanyuan: 6 East Youyi Road, Xian. Located in the south of Xian, noted for its schools and universities. The project was started in February 2002 and completed in December 2003. It is comprised of 238 two and three bedroom apartments ranging from 1,140 to 1,800 square feet and covering a total construction area of 346,912 square feet. The apartments sold at an average price of US$46.70 per square foot generating total sales of US$17.30 million.

    4)        Tsining*Home IN: 88 North Xingqing Road, Xian. Located near the city center, the Home IN project consists of 215 two and three bedroom western-style apartments ranging from 1,120 to 1,920 square feet in size. Total construction area is 323,696 square feet. The project, completed in December 2003, generated sales of US$42.60 per square foot for a total of US$13.79 million in total sales.

    5)        Tsining*GangWan: 123 Laodong Road, Xian. Less than one mile from the western hi-tec industrial zone, GangWen spans three acres and is comprised of eight buildings with a total construction area of 449,962 square feet. The project began in April 2003 and was completed in December 2004. GangWean has apartments ranging from one to three bedrooms and 430 to 1,430 square feet in size. There are 466 apartments. Total sales were US$18.33 million with an average price of US$40.75 per square foot.

PROJECTS CURRENTLY UNDER SALE

        The following are projects under sales which will contain both residential housing as well as office and retail space available for rent. We have completed both projects in 2006. The sales of these two projects are mainly contributed the majority to our 2006‘s revenue:

    1)        Tsining 24G: 133 Changle Road, Xian. 24G is an redevelopment of an existing 26 floor building, located in the center of the most matured and developed commercial belt of the city. This upscale development will include secured parking, cable TV, hot water, air conditioning, natural gas access, internet connection, and exercise facilities. This project was awarded “The Most Investment Potential Award in Xi’an city ” in 2006, Its target Customer: White collar workers, small business owners and traders, entrepreneurs. Total square footage available for residential use was 319,789,covering 372 one to three bedroom serviced apartments ranging from 387 to 1,936 square feet. In addition to the residential housing, The commercial area of 24G covers 213,193 square feet, will house electronic products retailers, clothing stores, convenience stores and restaurants in its ground-level retail space. The project started construction in June 2005 and was completed in June 2006. 24G contributed US$13.00 million to 2006 revenue.

    2)        Tsining Junjing Garden I: 369 North Jinhua Road, Xian. It’s the first German style Residential & Commercial Community in Xi’an, designed by the world-famous WSP architect design house. Its target Customer is local middle income families. The project has 15 residential apartment buildings consisting of 1,230 one to five bedroom apartments, ranging from 505 to 3,787 square feet in size. The Garden will feature secured parking, cable TV, hot water, heating systems, and access to natural gas. Total square footage available for residential use was 1,595,198 Junjing Garden I was also a commercial venture that will house small businesses serving the needs of Junjing Garden I residents and surrounding residential communities. Total commercial space was 308,848 square feet, and we expect to remain 128,273 square feet of commercial space to house a supermarket and other retailers generating annual rental income. The project was completed in September 2006. Junjing Garden I contributed US$39.67 million to 2006 revenue.

PROJECT DEVELOPMENT PIPELINE

        We have purchased two additional parcels of land in Xian in anticipation of beginning development of the following residential properties. The completion of such projects is subject to adequate financing, permits, licensing and market conditions:

    1)        Junjing Garden II: 38 East Hujiamiao, Xian Set on 18 acres of land. It’s the first Canadian style residential community with “green and energy-saving” characters, and won “National Energy Saving Project”. Its target Customer: local middle income family. Located near Junjing Garden I, this complex will consist of 1,500 one to five bedroom apartments. The apartments will offer secured parking, cable TV, hot water, heating systems, and access to natural gas. Set on 18 acres, total square footage available for sale is expected to be 2,524,457 ,residential will be 2,407,377 Square Footage and commercial will be 117,080 Square Footage. Planning is set to begin in second quarter of 2007 and project completion in 2009.

    2)        Yijing Garden: 14 Jiangong Road, Xian. Set on 15 acres of land, Yijing Garden Located at one of the best residential area in the city, surrounded by universities and park. We had got the certificate for land use in 2004. Its target Customer: Middle/High income family . Yijing Garden will consist of 1,500 apartments ranging from two to four bedrooms. Total square footage will be 2,039,793. Secured parking, cable TV, hot water, heating systems, and access to natural gas will be included. Construction is set to begin in October 2008 and be completed December 2010.

    3)        Xindadi. On March 9, 2007, we entered into a Shares Transfer Agreement with the shareholders of Xi’an New Land Development Co., Ltd. (“New Land”), pursuant to which the Registrant has acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million Renminbi, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million Renminbi, estimated to be approximately US$610,000, payable within 20 days after the signing of the Shares Transfer Agreement, an additional cash payment of 57 million Renminbi, estimated to be approximately US$7.2 million, payable within 30 days after the Registrant has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million Renminbi, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009

MARKETING

        Similar advertising methods are used for both commercial and residential marketing initiatives. Local television, billboards, internet, and radio advertising are all utilized to reach our target demographic. A sales force is on-site to handle all prospective customer inquiries.

SUPPLIERS

        The supply of land is controlled by the government. There are generally three ways in which we acquire land.

•	Purchase by auction held by the Land Consolidation and Rehabilitation Center;

•	Purchase by auction held by court under bankruptcy proceedings;

•	Merger with or acquisition of a state-owned enterprise that controls developable land.

        All such purchases of land are required to be reported to and authorized by the Xian Bureau of Land and Natural Resources.

        As for other suppliers of design and construction services, we typically selects the lowest-cost provider through an open bidding process. Such service providers are numerous in China and we foresee no difficulties in securing alternative sources of services as needed.

INTELLECTUAL PROPERTY

        We currently have no registered intellectual property.

RESEARCH AND DEVELOPMENT

        We have not had any material research and development expenses over the past two years. Due to the characteristic of the housing and land development industry, “R&D” consists of marketing research. The funding of all marketing research is expected to come from operating cash flow.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

        To date, we have been compliant with all registrations and requirements for the issuance and maintenance of all licenses required by the applicable governing authorities in China. These licenses include:

•	“Qualification Certificate for Real Estate Development” authorized by the Shaanxi Construction Bureau, effective from December 20, 2006 to December 20, 2009. License No: JianKaiQi (2006) 603. The housing & land development process is regulated by the Ministry of Construction and authorized by the local offices of the Ministry. Each development project must obtain the following licenses:

•	“License for Construction Area Planning” and “License for Construction Project Planning”, authorized by Xian Bureau of Municipal Design;

•	“Building Permit” authorized by the Committee of Municipal and Rural Construction;

        After construction is complete, the project must obtain a validation certificate and there are various standards that must be met to obtain this certificate. These standards are regulated by Local Ministry of Construction Bureau.

        Housing and land development sales companies are regulated by the Ministry of Land & Natural Resources and authorized by the local office of the Ministry. Each project also has to be authorized and must obtain a “Commercial License for Housing Sale” from the Real Estate Bureau.

COMPETITION

        The real estate development business in China is organized into four levels under the structure of the “Qualification Certificate for Real Estate Development Enterprise.” The starting level is Level 4 (see table below). Dependent upon its registered capital, the number of years of industry experience, the area of land it has developed and its safety record, a company may climb the scale to participate in larger projects. However, only one level may be ascended per year.

	Registered Capital (million)	Experience (years)	Developed Area (square feet)	Other	Time for license to be authorized
Level 1	US$6.25	5	3,229,278	No
Level 2	US$2.5	3	1,614,639	Severe	20 Days
Level 3	US$1	2	538,213	Accident
Level 4	US$0.125	1	N/A

        On the national level, there are numerous Level 1 companies that have real estate projects across China (to develop in multiple regions a Level 1 status is required). There are 79 housing and land development companies listed on the Shanghai, Shenzhen and Hong Kong Stock Exchanges. However, such companies usually undertake large scale projects and are unlikely to compete with us for business as we target small to medium size projects.

        We had gained Level 1 status under the China Ministry of Construction licensing policy in December 20 2006. Typically, the housing and land development industry is a regional business with mostly local players competing with us for small to medium size projects. In Xian the direct competition includes Xian Hi-Tech Industrial District Real Estate Development Co. Ltd. (Level 1), the largest real estate developer in Xian and in the top five for Northwest China, (Tiandiyuan: 600665, Shanghai Exchange). This company generally undertakes larger scale projects. This company is a state-owned enterprise established in May 1991. By the end of December, 2005, the company had completed ten projects, developed 988 acres of land and 21,528,525 square feet of construction area. The company is now operating four projects in Xian with a total construction area of 14,598,191 square feet.

        We are aware of two privately owned companies in Xian which may be considered to be direct competitors in the small to medium sized project sector:

        Xian Yahe Real Estate Development Co. Ltd. (Level 2) Established in 1993, this company has a development portfolio of six projects with a total construction area of 5,279,860 square feet. These projects are mainly in North Xian. The company has a similar profile to Tsining, however, since it is headquartered in North Xian, a relatively less desirable area, the marketability and price of its projects are not as high as Tsining developments. Moreover, while the cost of development is similar to other areas of the city, the selling price of property is lower than the Xian average.

        Xian Yanta District Rural & Urban Construction Development Company (Level 2) A state-owned enterprise established in 1985. It has five projects developed with a total construction area of 7,212,055 square feet. It has two projects currently under development with a total construction area of 1,340,258 square feet. Since the company is controlled by the Xian Yanta District Government most of the company’s developments are municipal reform projects in the Yanta District.

        We are the third-ranked housing and land development company in Shaanxi Province and ranked as the number one private housing and land development company in Xian (ranking assigned in 2005 by the China Enterprise Confederation and China Enterprise Directors’ Association). We are also an “AAA Enterprise in the Shaanxi Construction Industry” as recognized by the Shaanxi Province Enterprise Credit Association, which is consisted by 27 banks and financial institutes.

MARKET FOR CHINA HOUSING & LAND DEVELOPMENT, INC.’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

        Company common stock is listed on the OTCBB with ticker symbol “CHLN”. Information regarding the High and Low sales price for our common stock of each quarter is listed below:

High & Low Stock Price	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
2007
High	3.85	5.20	5.00	8.20
Low	2.00	3.15	3.20	4.25
2006
High	N/A	4.25	3.75	3.10
Low	N/A	3.50	1.70	1.55

        As of December 31, 2007, there were approximately 159 holders of record of our common stock which were not including shareholders under street name.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

        The company is subject to the following market risks, including but not limit to:

General Real Estate Risk

There is a risk that the company’s property values could go down due to general economic conditions, a weak market for real estate generally, or changing supply and demand. The company’s property held for sale value, approximately $13 million at the end of September, 2007, may change due to market fluctuations. Currently, it is valued at its cost which is significantly below the market value.

Risk Relating to Property Sales

The company may not be able to sell a property at a particular time for its full value, particularly in a poor market.

Foreign Currency Exchange Rate Risk

The company is doing all its business in P.R. China. All the revenue and profit is denominated in RMB. When RMB depreciates, it may adversely affect the company’s financial performance. Specifically, since the company’s recent $20 million senior convertible note interest payment is denominated in US dollars, the depreciation of RMB may incur additional cost to its financial cost. However, the effect would be small.

MANAGEMENT

Directors and executive officers

        Below are the names and certain information regarding our executive officers and directors.

Board Directors	Title	Service in committee
Mr. Pingji Lu	Chairman
Mr. Xiaohong Feng	Managing Director
Mr. Genxiang Xiao	Managing Director
Mr. Edward Meng	Independent Director	Chairman of audit committee
Mr. Michael Marks	Independent Director	Chairman of Corporate Governance committee
Mr. Carolina Woo	Independent Director	Chairman of Compensation Committee
Mr. Gao Suiyi	Independent Director	Chairman of Nominate Committee
Mr. William Xin	CFO

Officers are elected annually by the Board of Directors, at the Company’s annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

BACKGROUND OF EXECUTIVE OFFICERS AND DIRECTORS

Lu Pingji, Chairman & CEO

    Mr. Lu Pingji, 56, has served as the Chairman of the Board of Directors since joining the Company in September 1999. In addition, Mr. Lu was the founder of Lanbo Financial Investment Company Group Limited, where he was the Chairman of the Board and Chief Executive Officer from its formation in September 2003 until it’s merger with Lanbo Financial Group, Inc., when Mr. Lu served as the Chairman of the Board and Chief Executive Officer of Lanbo Financial Group, Inc. until December 2005. Prior to that Mr. Lu was the Chairman of the Board and Chief Executive Officer of Xian Newstar Real Estate Development Co., Ltd. from 1998 and previously served as General Manager from 1992. From February 1968 to December 1999, Mr. Lu held various positions in the Chinese military, including soldier, Director of Barrack Administration, supervisor, and Senior Colonel. Mr. Lu is member of the Enterprise Credit Association of Shaanxi Province. Mr. Lu graduated from Xi’an Army College with a major in architectural engineering.

Xiao Genxiang, Chief Administrative Officer & Director

    Mr. Xiao Genxiang, 44, the Chief Administrative Officer of the Company, joined the company and became CAO and Board Member in September 1999. In addition, Mr. Xiao was a director and Executive Vice President of Lanbo Financial Investment Company Group Limited from October 2003 until its merger with Lanbo Financial Group, Inc., when Mr. Xiao served as the Executive Vice President, Chief Operating Officer and a director of Lanbo Financial Group, Inc. until December 2005. Prior to that Mr. Xiao was a director and President of Xian Newstar Real Estate Development Co., Ltd. from 1999. Mr. Xiao received an M.B.A from Xi’an Jiaotong University in 2001.

Feng Xiaohong, Chief Operating Officer & Board Member

    Mr. Feng Xiaohong, 42, has been Chief Operating Officer and a Board Member of the Company since joining in January 2003. In addition, Mr. Xiao Feng was a director of Lanbo Financial Group, Inc. from November 2004 until December 2005. Previously Mr. Feng served as President and a director of Xian Newstar Real Estate Development Co., Ltd. from 2003. From June 1996 to December 2002, Mr. Feng was general manager and president of Xi’an Honghua Industry, Inc. He is a member of the China Architecture Association, vice-president of Shaanxi Province Real Estate Association, and vice director of Xi’an Decoration Association. Mr.Feng received an M.S. of Architecture Science from Xi’an Architecture & Technology University in 1990.

Mr. William Xin, Chief Financial Officer

        Mr William Xin, 41, has been Chief Financial Officer of the Company since joining in January 2008. Mr. Xin has over ten years of experience in finance and international executive management operating in a broad range of industries. Most recently he was managing partner of Golden Leaf Investment Group, where he provided financial consulting, strategic planning, market research and venture capital services for multiple Chinese companies. Since 2005, Mr. Xin has served as Managing Partner at Golden Leaf Investment Group in New York City where he has provided financial consulting, strategic planning, market research and venture capital services on a number of projects including a hydropower company, a nanotechnology company and two emerging telecommunications companies. From 2000 through 2005, Mr. Xin was co-founder, chairman and CEO of BChinaB, Inc., a vertically-integrated US-based outsourcing company, where he helped companies such as Henry Schein, Libbey Inc., Ametek, Inc. Champion Enterprises and Rheem Air Conditioners increase profitability by outsourcing their supply chains to China. Mr. Xin has been featured in the Wall Street Journal and Crain’s magazine as a China business expert and has spoken on many panels regarding China. Mr. Xin earned his Bachelor’s degree and Master of Business Administration degree from Yale University in New Haven, Connecticut

Ms. Carolina Ying Chi Woo is currently the owner of CW Group, a consulting firm focused in real estate development, planning and design. Ms. Woo is also a member of the Board of Trustees of the Rhode Island School of Design. Previously, Ms. Woo worked at Skidmore, Owings & Merrill LLP (“SOM”) beginning in 1969, and retired as a partner of the international architecture-engineering office of SOM where she served as the President of SOM International Ltd. with overall responsibility for SOM’s work in China, Hong Kong, Taiwan, and the Asia-Pacific region. Ms. Woo received her Master’s Degree from Columbia University Graduate School of Business and her Bachelor’s Degree in Architecture from the Road Island School of Design.

Mr. Michael Marks is currently a managing director and principal of Sonnenblick Goldman Asia Pacific Limited, a firm that provides advisory services in real estate investments. Mr. Marks is also the President and Director of Middle Kingdom Alliance Corp., a special purpose acquisition corporation listed on Over-the-Counter Bulletin Board. Previously, Mr. Marks served as a director of Horwath Asia Pacific from January 2002 to December 2005 and was the Chief Executive Officer and Director at B2Gglobe (Pty) Limited from May 2001 to December 2002. Mr. Marks received both Bachelor’s and Master’s Degrees in Commerce from the University of the Witwatersrand in Johannesburg, South Africa in 1994 and 1997, respectively, and also received a Bachelor’s Degree in Psychology from the University of South Africa in 1998. In 1997, Mr. Marks qualified as a Chartered Accountant in South Africa, and in 1999 as a Fellow of the Association of International Accountants in the United Kingdom.

Mr. Suiyin Gao has over 30 years experience in human resource and management consultant area. Mr. Gao is currently the head of the Shaanxi Senior Talent Office, which is affiliated with Shaanxi Provincial government and focused on corporation management, consultation and human resources services. Mr. Gao is the founder and chairman of Shanxi management Member Club, one of the largest manager clubs in Shanxi province. Mr. Gao is currently an independent director of six enterprises, and also acted as senior consultant for more than twenty enterprises. Previously, Mr. Gao worked)government since 1973. In 1998, Mr. Gao received his degree in Master of Business Administration from Northwest University in China.

Mr. Edward Meng has more than 10 years of experience managing, leading and advising corporations through complex restructurings, international market expansion and capital markets transactions. Mr. Meng is currently the Chief Financial Officer and director of Navstar Media Holdings, Inc, a U.S. public company specializing in TV content productions and advertisement. Prior to Navstar, Mr. Meng held executive finance positions with Shell (China) Limited and Koch Materials (China) Co., a subsidiary of Koch Industries, Inc. Mr. Meng received his degree in Master of Business Administration from Georgetown University and Bachelor’s Degree from Sichuan International Studies University in China Mr. Meng is also a Certified Public Accountant.

EXECUTIVE COMPENSATION

        The following table sets forth all compensation paid in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year (collectively, the “Named Executive Officers”) for our last two completed fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen- sation ($) (g)	Nonqualified Deferred Compen- sation Earnings ($) (h)	All Other Other Compen- sation ($) (i)	Total ($) (j)
Lu Pingji	2007		$20,108	N/A	N/A	N/A	N/A	N/A	N/A		$20,108
Chairman & CEO	2006		$17,136	N/A	N/A	N/A	N/A	N/A	N/A		$17,136

Xiao Genxiang	2007		$12,411	N/A	N/A	N/A	N/A	N/A	N/A		$12,411
Chief Administrative	2006		$14,051	N/A	N/A	N/A	N/A	N/A	N/A		$14,051
Officer and Director

Feng Xiaohong	2007		$19,624	N/A	N/A	N/A	N/A	N/A	N/A		$19,624
Chief Operating Officer &	2006		$15,596	N/A	N/A	N/A	N/A	N/A	N/A		$15,596
Board Member

Wan Yulong	2007		$1,853	N/A	N/A	N/A	N/A	N/A	N/A		$1,853
Chief Financial Officer Notes: Working Period (Jan to Apr, 2007)	2006		$7,390	N/A	N/A	N/A	N/A	N/A	N/A		$7,390

Shi Zhiyong	2007		$1,545	N/A	N/A	N/A	N/A	N/A	N/A		$1,545
Vice President, Chief Legal Notes: Working Period (Jan to Apr, 2007)	2006		$8,914	N/A	N/A	N/A	N/A	N/A	N/A		$8,914
Counsel and Board Member

Carolina Woo	2007		$3,333	N/A	N/A	N/A	N/A	N/A	N/A		$3,333
Independent director of the Board	2006	$	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$	N/A
Notes: Working Period (Nov to Dec, 2007)

Edward Meng	2007		$5,000	N/A	N/A	N/A	N/A	N/A	N/A		$5,000
Independent director of the Board	2006	$	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$	N/A
Notes: Working Period (Nov to Dec, 2007)

Michael Marks	2007		$2,500	N/A	N/A	N/A	N/A	N/A	N/A		$2,500
Independent director of the Board	2006	$	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$	N/A
Notes: Working Period (Nov to Dec, 2007)

Gao Suiyin	2007		$2,500	N/A	N/A	N/A	N/A	N/A	N/A		$2,500
Independent director of the Board	2006	$	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$	N/A
Notes: Working Period (Nov to Dec, 2007)

There has been no common stock authorized for issuance with respect to any equity compensation plan as of the fiscal year ended December 1, 2006. None of our executive officers received any stock options in the fiscal year ended December 31, 2006, nor did they exercise any such options in the same period.

There are no current employment agreements between any individuals and us.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)
Lu Pingji, Chairman & CEO	N/A	N/A	N/A	N/A

Xiao Genxiang,	N/A	N/A	N/A	N/A
Chief Administrative Officer
and Director

Feng Xiaohong, Chief Operating	N/A	N/A	N/A	N/A
Officer & Board Member

Shi Zhiyong, Vice President,	N/A	N/A	N/A	N/A
Chief Legal Counsel and Board
Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of March 14, 2008, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name	Title	Shares ownership	Percentage of Owned
Mr. Lu Pingji	Chairman & CEO Significant shareholder	3,539,500	11.74%

Mr. Feng Xiaohong	Director & COO	600,000	1.99%

Mr.Xiao Genxiang	Director & CAO	465,000	1.54%

Mr William Xin	CFO	0	0.00%

Mr. Edward Meng	Independent Director	0	0.00%

Mr. Michael Marks	Independent Director	0	0.00%

Mr. Carolina Woo	Independent Director	0	0.00%

Mr. Gao Suiyi	Independent Director	0	0.00%

Total		4,604,500	15.28%

(1)     Except as otherwise indicated, the address of each beneficial owner is c/o Xian Tsining Housing Development CO., Ltd., 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi’An, Shaanxi Province, China 710054.

(2)     Applicable percentage ownership is based on 30,141,887 shares of common stock outstanding as of February 28, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of June 22, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of June 22, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Management’s Discussion and Analysis

FORWARD LOOKING STATEMENTS

Some of the statements contained in this Form 10-QSB that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 10-QSB, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•	Our ability to raise capital when needed and on acceptable terms and conditions;

•	The intensity of competition; and

•	General economic conditions.

All written and oral forward-looking statements made in connection with this Form 10-QSB that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Three Months Ended September 30, 2007 as Compared To Three Months Ended September 30, 2006

Revenue

We generated total revenues of $6,036,929 for the three months ended September 30, 2007, a decrease of $8,195,178 or 58% compared to $14,232,107 for the three months ended September 30, 2006. Tsining generated revenues of $5,739,382, including $4,201,050 contributed by Tsining-24G, $1,136,538 contributed by Tsining JunJing I, $435,727 for others. And $263,814 interest income for New Land’s municipal infrastructure construction investment. For the three-month period ended September 30, 2006, we had revenues of $5,655,135 contributed by Tsining-24G, $8,044,360 contributed by Tsining JunJing I, and $532,612 for other projects.

The reason for the revenue decrease of Tsining is that in the third quarter of 2006, 542,460 Sq. ft of JunJing I project was completed, and sales of units in JunJing I were recognized in earnings. No similar project was completed and therefore no similar revenues were recognized in 2007.

Revenue Contribution by Projects:
(All numbers in USD millions)

	3 months period ended September 30, 2007	3 months period ended September 30, 2006
Tsining-24G	$4.2	$5.6
Commercial	$4.2	$1.8
Residential	$0	$3.8
JunJing Yuan I	$1.1	$8.0
Commercial	$0.2	$1.0
Residential	$0.9	$7.0
Other old projects	$0.4	$0.5
New land	0.2
Total	$6.0	$14.2

On September 15, 2007, the Company began to offer select ‘club members’ the opportunity to secure a purchase right for a unit in the highly sought after JunJing Garden II development for an initial cash payment of 100,000 RMB or approximately $13,300 USD. The company provided 416 residential units for this event. As of September 30, 2007, over 250 units were pre-sold, covering 252ô707 Sq. ft, we received approximately $ 3 million deposit in cash, which was booked as Advance from Customers in Balance sheet of September 30, 2007. The total revenue of these 250 units will generate approximately 13 million, will be recognized after the projects is completed.

Revenue Mix by product categories:

                  Broken down by product categories, for the three-month period ended September 30, 2007, 17% revenue was contributed by sales of residential properties, and 73% revenue was contributed by sales of commercial properties, 7% revenue was contributed by others including rental income and other income, and 3% was contributed by interest income. For the three-month period ended June 30, 2006, 78% revenue was contributed by sales of residential properties, and 21% revenue was contributed by sales of commercial properties, and 1% revenue was contributed by others including rental income and other income.

Revenue Contribution

	3 months period ended September 30, 2007		3 months period ended September 30, 2006
Commercial	$73%	Commercial	$22%
Residencial	$17%	Residencial	$77%
Others	$7%	Others	$1%
New land	$3%

Costs and Expenses

The cost of properties sold for the three months ended September 30, 2007 was $ 3,019,240, a decrease of $6,746,610 or 69% compared to $ 9,765,850 for the three months ended September 30, 2006. This is in line with the 58% decrease in revenue from the sale of properties.

Other expenses for the three months ended September 30, 2007 was $20,153, a decrease of $70,970 compared to $91,123 for the three months ended September 30, 2006. This is in line with the revenue decrease for the three months ended September 30, 2007.

Our selling, general and administrative expenses for the three months ended September 30, 2007 was $886,405, a decrease of $376,243 or 30% compared to $1,262,648 selling, general and administrative expenses reflects our overhead expenses such as office rent, management and staff salaries, general insurance, accounting and legal expenses. We staff our sales department at fixed levels. As one project approaches the end of the sales cycle, the sales staff is shifted to the next project.

Loss-change in fair value of warrants for the three months ended September 30, 2007 was $408,262 compared to $0 for the three months ended September 30, 2006. On July 17, 2007, 123,845 of cashless warrants were exercised into 29,377 shares of common stock, which was generated $169,912 loss-change in the fair value of warrants. $247,245 loss-change in the fair value of warrants was generated by 2,991,685 warrants.

Interest Expense

We incurred interest expense for the three months ended September 30, 2007 of $1,120,150, an increase of $1,098,863 compared to $21,287 for the three months ended September 30, 2006. Capitalized interest for the three months ended September 30, 2007 was $393,741 and capitalized interest for the same period in 2006 was $416,740. As of September 30, 2007, there were $22,888,932 Payable to original shareholders of New Land, which generated $905,771 interest, and for the three months ended September 30, 2007, $679,328 interest was incurred.

Gross Profit & Margin

Our Gross Profit for the three months ended September 30, 2007 was $3,017,689 a decrease of $1,448,568 or 32% compared to $4,466,257 for the three months ended September 30, 2006. Our Gross margin for the three months ended September 30, 2007 was 50% an increase of 15% compared to 35% for the three months ended September 30, 2006. The reason was the difference of revenue mix. For the three-month period ended September 30, 2007, 73% revenue was contributed by sales of commercial properties, compared to 78% revenue was contributed by sales of residential properties for the three-month period ended June 30, 2006.

Net Income

Our net income for the three months ended September 30, 2007 was $-71,273, a decrease of $2,105,066 compared to $2,033,829 for the three months ended September 30, 2006. The reason for this decrease was as of September 30, 2007, the gross profit decreased $1,448,568, the interest expense increased $964,291, and warrants cost increased $408,261.

Nine Months Ended September 30, 2007 as Compared To Nine Months Ended September 30, 2006

Revenue

We generated revenues of $ 26,251,716 for the nine months ended September 30, 2007, a decrease of $24,375,285 or 48% compared to $50,627,001 for the nine months ended September 30, 2006. Tsining generated revenues of $25,987,902, including $21,816,495 contributed by Tsining-24G, $2,918,081 contributed by Tsining JunJing I, $1,219,392 for other projects, and $263,814 interest for New Land’s municipal infrastructure construction investment. For the nine-month period ended September 30, 2006, we had revenues of $36,592,762 for Tsining JunJing I, $11,970,034 for Tsining-24G, and $2,044,205 for other projects.

The reason of this decrease was, as of September 30, 2006, 9 buildings (1,249,252 sq.ft ) in JunJing Yuan I, and the one building (300,768 sq.ft) in 24G that were completed and all pre-sales of these areas were recognized into revenue in nine months of 2006. These recognized pre sales were contributed the most part of the revenues for the first quarter to the third quarter of 2006. No similar project was completed in 2007.

Revenue Contribution by Project:
(All numbers in USD millions)

	9 months period ended September 30, 2007	9 months period ended September 30, 2006
Tsining-24G	$21.8	$12.0
Commercial	$8.5	$6.9
Residential	$13.4	$5
JunJing Yuan I	$2.9	$36.6
Commercial	$0.3	$1.2
Residential	$2.6	$35.3
Other old projects	$1.2	$2.0
New land	0.2
Total	$26.2	$50.6

Revenue Mix by product categories:

By product categories, for the nine-month period ended September 30, 2007, 61% revenue was contributed by sales of residential properties, and 34% revenue was contributed by sales of commercial properties, 4% revenue was contributed by others including rental income and other income, and 1% revenue was contributed by New Land. For the nine-month period ended September 30, 2006, 82% revenue was contributed by sales of residential properties, and 17% revenue was contributed by sales of commercial properties, and 1% revenue was contributed by others including rental income and other income.

Costs and Expenses

The cost of properties sold for the nine months ended September 30, 2007 was $ 17,585,887, a decrease of $14,523,255 or 45% compared to $ 32,109,142 for the nine months ended September 30, 2006. This is in line with the 51% decrease in revenue from the sale of properties.

Other expenses for the nine months ended September 30, 2007 was $55,832, a decrease of $282,097 or 83% compared to $337,929 for the nine months ended September 30, 2006.

Our selling, general and administrative expenses for the nine months ended September 30, 2007 was $ 2,007,315, a decrease of $2,704,738 or 57% compared to $ 4,712,089 for the nine months ended September 30, 2006. Selling, general and administrative expenses reflects our overhead expenses such as office rent, management and staff salaries, general insurance, accounting and legal expenses. We staff our sales department at fixed levels. As one project approaches the end of the sales cycle, the sales staff is shifted to the next project.

Loss-change in fair value of warrants for the nine months ended September 30, 2007 was $419,465 compared to $0 for the nine months ended September 30, 2006. On July 17, 2007, 123,845 warrants were converted in a cashless exercise into 29,377 shares of common stocks, which was generated $169,912 loss-change in the fair value of warrants. $249,553 loss-change in the fair value of warrants was generated by 2,991,685 warrants.

Interest Expense

We incurred interest expense for the nine months ended September 30, 2007 of $1,501,105, an increase of $1,420,890 compared to $80,215 for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, capitalized interest for the same period was $1,072,185 and capitalized interest for the same period in 2006 was $1,473,416. Interest expense increased in 2007 as compared to 2006 since most projects were completed in 2006 and new projects did not start until second quarter of 2007, interest incurred during first quarter of 2007 was expensed rather than capitalized. As of September 30, 2007, there were $22,888,932 Payable to original shareholders of New Land, which generated $905,771 interest.

Gross Profit & Margin

Our Gross Profit for the nine months ended September 30, 2007 was $8,665,829 a decrease of $9,852,030 or 33% compared to $18,517,859 for the nine months ended September 30, 2006. Our Gross margin for the nine months ended September 30, 2007 was 33% a decrease of 4% compared to 37% for the three months ended September 30, 2006. The reason of decrease margin was for the nine-month period ended September 30, 2007, all the JunJing I remaining residential units was sold out. We gave certain discount for the last few transaction.

Net Income

Our net income for the nine months ended September 30, 2007 was $ 2,552,145, a decrease of $6,380,290 compared to $8,932,435 for the nine months ended September 30, 2006, which is a direct result of, 9 buildings (1,249,252 sq.ft ) in JunJing Yuan I, and the one building (300,768 sq.ft) in 24G that were completed as of September 30, 2006, and all pre-sales of these areas were recognized into revenue in the first , second and third quarters of 2006. These recognized pre sales were contributed the most part of the revenues for the first quarter to the third quarter of 2006.

Liquidity and Capital Resources

Our principal demands for liquidity are for development of new properties, property acquisitions and general corporate purposes. As of September 30, 2007, we had total mortgage indebtedness of $14,692,676 with a weighted average interest rate of 11.36% per annum, payable quarterly. Future scheduled maturities of mortgages payable are as follows: August 7, 2008 — $5,066,667; September 20, 2008 — $266,667; December 31, 2007 — $6,018,667; June 14, 2008 — $3,333,333. Various loans on demand- $7,342. The mortgage debt is secured by assets of the Company.

As of September 30, 2007, we had $3,745,870 of cash and cash equivalents on hand, an increase of $3,366,237 compared to $379,633 of cash and cash equivalents on hand as of December 31, 2006.

As of September 30, 2007, decrease in accounts payable was $2,291,251 and other payables was $486,759. Cash used for properties and equipment was $194,423. Receivables, deferred charges and other assets increased by $4,682,109 compared to $-3,379,743 at December 31, 2006. Advances to suppliers decreased by $17,115,962 compared to $9,284,058 as of December 31, 2006. Most of it was the advance payment on Land related expenses for the JunJing II project. Accounts payable decreased $11,130,781 compared to $8,839,530 as of December 31, 2006, other payables decreased $1,514,640 compared to $1,027,881 as of December 31, 2006, and accrued expenses decreased $8,569,117 compared to $7,029,454 as of December 31, 2006, while advances from customers increased $31,076,574 compared to $-30,161,309 as of December 31, 2006.

Our operating activities used cash of $5,330,059 for the nine months ended September 30, 2007. We had cash of $2,093,790 in investing activities during the three months ended September 30, 2007 primarily $2,037,505 for the Notes receivable funded. For the nine months ended September 30, 2007, cash provided in financing activities was $6,459,338.

We intend to meet our liquidity requirements, including capital expenditures related to the purchase of land for the development of our future projects, through cash flow provided by operations and additional funds raised by future possible cash investments. Upon acquiring land for future development, we intend to raise funds to develop our projects by obtaining mortgage financing from local banking institutions with which we have done business in the past. We believe that our relationships with these banks are in good standing and that our real estate will secure the loans needed. We believe that adequate cash flow will be available to fund our operations.

As part of our funding plan, on March 9, 2007, we entered into a Shares Transfer Agreement with the shareholders of Xi’an New Land Development Co., Ltd. (“New Land”), pursuant to which we have acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. Xi’an New Land Development Co., LTD (“New Land”) is now in cooperation with BaQiao District Government of Xi’an City in developing BaQiao Science & Technology Industrial Park, a provincial development zone in Shaan’xi Province. Now, this acquisition is in process, in the future, China Housing will take the first steps in the primary land market, and also have the right to develop and sell 487 acres of property which has been targeted for new residential developments.

The majority of the Company’s revenues and expenses were denominated primarily in Renminbi (“RMB”), the currency of the People’s Republic of China. There is no assurance that exchange rates between the RMB and the U.S. Dollar will remain stable. The Company does not engage in currency hedging. Inflation has not had a material impact on the Company’s business.

Other Events

Beginning in mid September, the Company began to offer select ‘club members’ the opportunity to secure a purchase right for a unit in the highly sought after JunJing Garden II development for an initial cash payment of 100,000 RMB or approximately $13,300 USD. As of November 14, 2007, over 310 units were pre-sold, covering $15 million of revenue, by far, we have received approximately $4 million in cash as the deposit. The rest of payment will be got in the first quarter of 2008. China Housing will use these proceeds for working capital while recording these initial transactions as revenue and subsequent profit once the units are complete and the title is officially transferred to the new owner, which is anticipated to occur late next year. The buyers will be responsible for the approximate balance of $40,000 for each unit at the time of closing to officially consummate the sale with the Company recording approximately $14.0 million in 2008 revenue assuming all units close. There are risks that certain presale units may not come into final closings and if the transaction cannot close in 2008 a portion of the deposits maybe returned to customers. Presales are customary in China and enable developers to have visibility into sell- through rates, while providing access to capital to complete projects which augments overall internal rate of return.

On July 26, 2007, New Land and the administrative committee of Baqiao Technology and Industrial Park reached the <<Agreement on Acknowledgement of New Land’s Investment in Infrastructure and Compensation Settlement>>, which finalizes the arrangement for compensating New Land for its investment in infrastructure within Baqiao district for the period from July 16, 2003 to May 31, 2007, and the manner and terms of settlement. Specifically, the Baqiao district government will refund New Land its costs incurred for the infrastructure construction as assessed by independent appraiser plus interest accrued during above settlement period as well as 10% of the total costs as return on investment. The compensation will be in the form of deduction to New Land’s payable to the government for acquiring land usage rights and carried out by end of 2008. The agreement also applies to New Land’s further investment in infrastructure within the 487 acres land. In September 2007, New Land delivered the rubber dam it built to Baqiao district government, who issued New Land “Acknowledgement of Compensation for New Land’s Investment in Infrastructure” for New Land’s riverway renovation work done for the period from July 16, 2003 to May 31, 2005 within Baqiao Technology and Industrial Park in the total amount of approximately $7,310,236, of which accrued interest and return on investment total approximately $3,803,141. The remaining infrastructure investment refund and return are in the process of being settled with the district government.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Other than the $622.74 in registration fees and approximately $60,000 in legal and accounting fees, which are subject to changes, the Company does not anticipate any other expenses.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by applicable law, our Bylaws provide that we will indemnify our officers, directors, employees, consultants and agents. This includes indemnification against attorneys’ fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of our company. However, they will not be indemnified if they are adjudged for negligence or misconduct in the performance of his duty. Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-laws, or by any of the following procedures: (a) order of the Court or administrative body or agency having jurisdiction of the action, suit, or proceeding; (b) resolution adopted by a majority of the quorum of the Board of Directors of the Corporation without counting in such majority any Directors who have incurred expenses in connection with such action, suit or proceeding; (c) if there is no quorum of Directors who have not incurred expense in connection with such action, suit, or proceeding, then by resolution adopted by a majority of the committee of stockholders and Directors who have not incurred such expenses appointed by the Board of Directors; (d) resolution adopted by a majority of the quorum of the Directors entitled to vote at any meeting; or (e) order of any Court having jurisdiction over the Corporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons (within the meaning of the Securities Exchange Act) pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

        Our principal executive offices are located at 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi’An, Shaanxi Province, China 710054. This office consists of approximately 2,608.06 square meters which we own.

        Our properties are located in Xian, Shaanxi province in China. We own Tsining Building, and the Tsining Hanyuan House property with 116,232 square feet of floor area together with related fixtures and equipment.

        We believe that our properties are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

PENNY STOCK

        The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

        In order to approve a person’s account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

        The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

        Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

LEGAL PROCEEDINGS

        From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Except as disclosed below, we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on business, financial condition or operating results.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We currently don’t have any related transactions.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our directors and executive officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. These provisions state that our directors may cause us to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of our board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Effective on December 29, 2006, Kabani & Company, Inc, (“Kabani”) was dismissed as the independent accountant engaged to audit the financial statements of the Company.

        Kabani reported on the Company’s operating subsidiary Xi’an Tsining Housing Development Co., Ltd.‘s financial statements for the years ended December 31, 2005 and 2004. Kabani’s opinion did not contain an adverse opinion or a disclaimer of opinion, and was not qualified as to uncertainty, audit scope, or accounting principles. Kabani also reviewed the Company’s financial statements for the three months ended March 31, 2006, the three and six months ended June 30, 2006 and June 30, 2005, and for the three and nine months ended September 20, 2006 and September 30, 2005.

        During the Company’s most recent full fiscal years ended December 31, 2005 and 2004, there were no disagreements with Kabani on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Kabani, would have caused them to make reference to the subject matter of such disagreements in connection with their reports; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

        Effective on December 29, 2006 the Company has engaged Moore Stephens Wurth Frazer and Torbet. LLP, Certified Public Accountant and Consultants (“More Stephens”) with address at 1199 South Fairway Drive, Suite 200 Walnut, California 91789, as the new principal accountant to audit its financial statements. The decision to engage Moore Stephens was approved by the Company’s Board of Directors.

        During the fiscal years ended December 31, 2005, 2004 and 2003 and from December 31, 2005 through the engagement of Moore Stephens as the Company’s independent accountant, neither the Company nor anyone on its behalf has consulted Moore Stephens with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion with Moore Stephens regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company’s financial statements.

        Effective as of December 10, 2007, Moore Stephens resigned as independent certified public accounting firm for the Company and was replaced by Moore Stephens Cooper Molyneux LLP, effective as of December 13, 2007.

        During the Company’s two most recent fiscal years ended December 31, 2006 and 2005 and through the date of this current report, the Company did not consult with the New Auditor on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and the New Auditor did not provide either a written report or oral advice to the Company that the New Auditor concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

TRANSFER AGENT

        Our transfer agent is Securities Transfer Corporation. Its address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

        In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC’s public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Housing & Land Development Inc.

We have audited the accompanying consolidated balance sheet of China Housing & Land Development Inc. and subsidiary as of December 31, 2006, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of China Housing & Land Development Inc. and subsidiary as of December 31, 2005 in the accompanying consolidated financial statements were audited by other auditors whose report dated February 23, 2006 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Housing & Land Development Inc and subsidiary as of December 31, 2006, and the results of its operations and its cash flows for each of the years then ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
March 26, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Xi’an Tsining Housing Development Co., Ltd.

We have audited the accompanying statements of income, stockholders’ equity and cash flows of Xi’an Tsining Housing Development Co., Ltd. (the “Company”), a wholly owned subsidiary of China Housing and Land Development, Inc. for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and cash flows of Xi’an Tsining Housing Development Co., Ltd. for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kabani & Company, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
February 23, 2006

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2006

ASSETS
Cash		$379,633
Cash - restricted		1,108,271
Accounts receivable, net of allowance for doubtful
accounts of $79,118		3,070,516
Notes receivable, net		2,127,271
Inventories
Finished projects	$37,247,436
Construction in progress	9,730,650

Total real estate held for development or sale		46,978,086
Property and equipment, net		17,701,896
Advance to suppliers		493,570
Receivables, deferred charge and other assets		986,039

Total assets		$72,845,282

LIABILITIES
Accounts payable		$5,324,815
Advances from customers		2,902,426
Accrued expenses		1,738,584
Payable to original shareholders		5,462,798
Income and other taxes payable		11,386,169
Other payables		2,572,838
Loans from employees		1,037,842
Loans payables		23,206,852

Total liabilities		53,632,324

SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares		20,619
issued and outstanding 20,619,223
Additional paid in capital		7,192,600
Statutory reserves		2,150,138
Retained earnings		14,414,181
Capital contribution receivable		(5,462,798)
Accumulated other comprehensive income		898,218

Total shareholders' equity		19,212,958

Total liabilities and shareholders' equity		$72,845,282

The accompanying notes are an integral part of this statement.
See report of independent registered public accounting firm.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
REVENUE
Sale of properties	$53,647,174	$32,450,037
Other income	452,312	335,681

Total revenue	54,099,486	32,785,718

COSTS AND EXPENSES
Cost of properties sold	36,749,683	21,236,598
Selling, general and administrative expenses	3,197,310	3,632,627
Other expense	301,158	103,572
Interest expense	289,083	741,880

Total costs and expense	40,537,234	25,714,677

INCOME BEFORE PROVISION FOR INCOME TAXES	13,562,252	7,071,041
PROVISION FOR INCOME TAXES	4,511,442	2,333,444

NET INCOME	9,050,810	4,737,597
GAIN ON FOREIGN EXCHANGE	655,435	242,783

OTHER COMPREHENSIVE INCOME	$9,706,245	$4,980,380

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC AND DILUTED	20,277,615	20,000,000

EARNINGS PER SHARE
BASIC AND DILUTED	$0.45	$0.24

The accompanying notes are an integral part of this statement.
See report of independent registered public accounting firm.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 2006 AND 2005

	Common Stock		Paid in capital	Statutory reserves	Retained earnings	Owner contribution receivable	Other comprehensive income (loss)	Totals
BALANCE, December 31, 2004	20,000,000	20,000	5,442,798	$523,538	$2,252,373	$—	$—	$8,238,709

Net Income	—	—	—	—	4,737,598	—	—	4,737,598
Adjustment to statutory reserve	—	—	—	710,640	(710,640)	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	242,783	242,783

BALANCE, December 31, 2005	20,000,000	$20,000	$5,442,798	$1,234,178	$6,279,331	$—	$242,783	$13,219,090

Common stock issued for cash at $3.25	619,223	619	1,749,802	—	—	—	—	1,750,421
Net Income	—	—	—	—	9,050,810	—	—	9,050,810
Adjustment to statutory reserve	—	—	—	915,960	(915,960)	—	—	—
Capital contribution receivable	—	—	—	—	—	(5,462,798)	—	(5,462,798)
Foreign currency translation adjustment	—	—	—	—	—	—	655,435	655,435

BALANCE, December 31, 2006	20,619,223	$20,619	$7,192,600	$2,150,138	$14,414,180	$(5,462,798)	$898,218	$19,212,958

The accompanying notes are an integral part of this statement.
See report of independent registered public accounting firm.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,050,810	$4,737,597
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Allowance for bad debt	509,435	82,371
Depreciation	354,444	124,404
Gain on disposal of fixed assets and inventory	(149,830)	—
Loss on investment	—	6,597
(Increase) decrease in assets:
Accounts receivable	(431,805)	—
Real estate	3,640,231	(2,613,747)
Advance to suppliers	11,930,759	(6,672,673)
Other receivable and deferred charge	(1,118,155)	(1,248,884)
Increase (decrease) in liabilities:
Accounts payable	2,716,495	(1,737,640)
Advances from customers	(28,428,381)	3,913,777
Accrued expense	1,625,843	2,596,303
Other payable	(266,309)	(123,000)
Income and other taxes payable	6,909,809	(2,242,998)

Net cash provided by (used in) operating activities	6,343,346	(3,177,893)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	591,312	1,586,420
Proceed from sale of long term investment	—	492,000
Purchase of buildings, equipment and automobiles	(13,269,773)	(2,834,214)
Proceed from sale of fixed assets	243,616	—
Notes receivable funded	(2,246,025)	—

Net cash used in investing activities	(14,680,870)	(755,794)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan proceeds	13,835,303	14,760,000
Payments on loans	(7,905,887)	(10,824,000)
Loans from employees	1,016,551	—
Proceeds from issuance of common stock	1,750,421	—

Net cash provided by financing activities	8,696,388	3,936,000

INCREASE IN CASH	358,864	2,313
EFFECTS ON FOREIGN CURRENCY EXCHANGE	(9,976)	706
CASH, beginning of year	30,745	27,726

CASH, end of year	$379,633	$30,745

Supplemental disclosure of cash flow information:
Cash paid for interest expense	$2,147,800	$170,928

Cash paid for income taxes	$—	$2,476,096

The accompanying notes are an integral part of this statement.
See report of independent registered public accounting firm.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Note 1 — Organization and Basis of Presentation

Organization

China Housing & Land Development, Inc (the “Company”) is a Nevada corporation, incorporated on July 6, 2004 under the name Pacific Northwest Productions Inc. On May 6, 2006, the Company changed its name to China Housing & Land Development Inc. The Company, through its subsidiary Xian Tsining Housing Development Company Inc. (XTHDC), is engaged in acquisition, development, management, and sale of commercial and residential real estate properties located primarily in Xi’an city, the People’s Republic of China (PRC).

XTHDC was established during May 1992 as a state-owned enterprise, whose former name is Xian New Star Group Real Estate Development Co. Ltd, and was formerly the logistics department of Lan Zhou Military area of the People’s Liberation Army of China. The Company was reorganized as a limited liability company with equity capital invested by management personnel in September 1999. The Company is a Chinese registered limited liability company with a legal structure similar to a regular corporation and a limited liability company. The Articles of Association provide for a 54 year term beginning September 7, 1999 with registered capital of approximately $3,140,000 (RMB26,000,000). On March 28, 2002, the registered capital of Tsining was increased to approximately $6,050,000 (RMB50,000,000).

On April 21, 2006, XTHDC entered into and closed a share purchase agreement with Pacific Northwest Productions, Inc. (“Pacific”), a public shell in the United States of America incorporated in the state of Nevada. Pursuant to the purchase agreement, Pacific acquired all of the issued and outstanding capital stock of XTHDC in exchange for 16,000,000 (post-split) shares of Pacific’s common stock.

Concurrently with the closing of the purchase agreement and as a condition thereof, Pacific entered into an agreement with Deljit Bains and Davinder Bains, its executive officers, pursuant to which they each returned 4,000,000 (post-split) shares (8,000,000 shares in total) of Pacific common stock to Pacific for cancellation. They were not compensated in any way for the cancellation of their shares of Pacific common stock. Upon completion of the foregoing transactions, Pacific had an aggregate of 20,000,000 shares of common stock issued and outstanding.

As a result of the merger, XTHDC’s stockholders own approximately 80% of the combined company and the directors and executive officers of XTHDC became the directors and executive officers of Pacific. Accordingly, the transaction has been accounted for as a reverse acquisition of Pacific by XTHDC resulting in a recapitalization of XTHDC rather than as a business combination. XTHDC is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the balance sheet at their historical book values and the results of operations of XTHDC have been presented for the comparative prior period.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

In addition, May 5, 2006, Pacific changed it name to China Housing & Land Development, Inc. (hereafter referred to as the “Company”) and the stockholders approved a stock dividend of seven shares for each share held, which has been accounted for as an eight to one forward stock split. All shares and per share data have been restated retrospectively.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of China Housing & Land Development, Inc. and its wholly owned subsidiary, XTHDC. All inter-company accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

As of December 31, 2006, the accounts of the Company are maintained in their functional currency the Chinese Yuan Renminbi (RMB). The reporting currency for the consolidated financial statements is the United States Dollars (USD) in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation,” with the RMB as the functional currency. According to SFAS No. 52, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder’s equity are translated at the historical rates and statement of operations and cash flows are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.”

Revenue recognition

Real estate sales are reported in accordance with the provisions of Statement of Financial Accounting Standard No. 66, “Accounting for Sales of Real Estate”. Profit from the sales of development properties, less 5% business tax, is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability. Real estate rental income, less 5% business tax, is recognized on the straight-line basis over the terms of the tenancy agreements.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

For Company financed sales, the Company is recognizing sales based on the full accrual method provided that the buyer’s initial and continuing investment is adequate according to SFAS No. 66. Initial investment is buyer’s down-payment less the loan amount provided by the Company. Interest on these loans are amortized over the terms of the loans.

Real estate capitalization and cost allocation

Residential properties completed or under construction are stated at cost or estimated net realizable value, whichever is lower. Costs include land and land improvements, direct construction costs and development costs, including predevelopment costs, interest on indebtedness, real estate taxes, insurance, construction overhead and indirect project costs. Selling and advertising costs are expensed as incurred. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

Land and improvement costs include land, land improvements, interest on indebtedness and real estate taxes. Appropriate costs are allocated to projects on the basis of acreage, dwelling units and relative sales value. Land held for development and improvements are stated at cost or estimated net realizable value, whichever is lower.

Land and land improvements applicable to condominiums, town homes and single-family homes, are transferred to construction in progress when construction commences.

Capitalization of interest

Interest incurred during construction is capitalized into construction in progress. All other interest is expensed as incurred.

For the year ended December 31, 2006, interest incurred by the Company was $2,245,021 and capitalized interest for the same period was $1,975,588.

Concentrations

The Company sells residential and commercial units to residents and small business owners. The Company has no major customer that is accounted for more than 5% of the Company’s sales for the year ended December 31, 2006.

The Company is dependent on third-party sub-contractors, manufacturers, and distributors for all of construction services and supply of construction materials. Construction services or products purchased from the Company’s five largest subcontractors/suppliers accounted for 41% for the year ended December 31, 2006.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Accounts payables to these subcontractors/suppliers amounted to $2,070,834 at December 31, 2006.

The Company’s operations are carried out in the People’s Republic of China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People’s Republic of China, by the general state of the People’s Republic of China’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Total cash in state-owned banks at December 31, 2006 amounted to $353,762, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted cash

The bank grants mortgage loans to home purchasers and will credit these amounts to the Company’s bank account once title passes. If the houses are not completed and the new home owners have no ownership documents to secure the loan, the bank will deduct 10% of the home owner’s loan from the Company’s bank account and transfer that amount to a designated bank account classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Company’s normal bank account. The bank will release the restricted cash after home purchasers has obtained the ownership documents to secure the mortgage loan. Total restricted cash amounted to $1,108,271 as of December 31, 2006.

Accounts receivable-trade

Accounts receivable-trade consists of balances due from customers for the sale of residential and commercial units in the PRC. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimated uncollectible amounts are based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $3,070,516 at December 31, 2006.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Notes receivable

In 2006, the Company began financing sales to certain new home owners. Financing agreements are signed and the loans are due in 1 to 3 years. The loans are non-interest bearing, therefore the Company calculated imputed interest totaling $34,710 and discounted the carrying amount of note receivable. The Company will start to amortize the interest in the year, 2007. Notes receivable are presented net of unamortized interest and allowance for doubtful accounts.

Notes receivable	$2,290,378
Less: unamortized interest	(34,710)
Less: allowance for doubtful accounts	(128,397)

Notes receivable, net	$2,127,271

Other receivables

Other receivables consist of various cash advances to unrelated companies and individuals which the management of the Company have business relationships. These amounts are not related to operations of the Company, are unsecured, non-interest bearing and generally are short term in nature. The balances of other receivables were $1,282,831 as December 31, 2006. Other receivables are reviewed annually as to whether their carrying value has become impaired. As of December 31, 2006, the Company has established an allowance for doubtful accounts of $301,920.

Advances to suppliers

Advances to suppliers consist of amounts paid in advance to contractors and vendors for services and materials that have not been performed or received and generally relate to the development and construction of residential units in the PRC. Advances amounted to $493,570 as of December 31, 2006.

Inventories

Inventories consist of residential and commercial units under construction and units completed. Inventories are stated at the lower of cost or net realizable value. If the inventory is determined to be impaired, it will be written down to its fair market value. Inventory costs include land use right, land development and home construction costs, engineering costs, insurance costs, wages, real estate taxes, and interest related to development and construction. All costs are accumulated by specific projects and allocated to residential and commercial units within the respective projects. The Company leases the land for the residential unit sites under land use rights with various terms from the government of the PRC. The Company evaluates the carrying value for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired would be recorded as adjustments to the cost basis. Impairment charges of $79,665, and $0 were recorded for the years ended December 31, 2006 and 2005, respectively.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

No depreciation is provided for construction in progress. Construction overhead and selling expenses are expensed as incurred.

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the years ended December 31, 2006 and 2005 amounted to $354,444 and $124,404, respectively. Estimated useful lives of the assets are as follows:

Estimated Useful Life
Buildings	30 years
Vehicles	6 years
Electronic equipment	5 years
Office furniture	5 years

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes there was no impairments of its long-lived assets as of December 31, 2006.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. Management believes the interest rate on notes reflect rates currently available. Thus, the carrying value of loans payable approximates fair value.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Advances from customers

Advances from customers represent prepayments by customers for home purchases. The Company records such prepayment as advances from customers when the payments are received. Advances from customers amounted to $2,902,426 at December 31, 2006.

Accounts payable

Accounts payable consists of balances due to subcontractors and suppliers for the purchase of construction services. Accounts payable amounted to $5,324,815 at December 31, 2006.

Other payable

Other payables consist of various cash advances from unrelated companies and individuals which management of the Company have business relationships. These amounts are not related to operations of the Company, are unsecured, non-interest bearing and generally are short term in nature. Other payables amounted to $2,572,838 as of December 31, 2006.

Employee compensation

The Company has a bonus compensation plan for its executive officers and employees if certain goals are met. The total amount of bonus compensation charged to selling, general and administrative expense under this plan was $0 and $81,208 for the years ended December 31, 2006 and 2005, respectively.

Advertising Costs

Advertising and sales promotion costs are expensed as incurred. Advertising expense totaled $565,577 and $533,021 for the years ending December 31, 2006 and 2005 respectively.

Warranty costs

Generally, the Company provides all of its customers with a limited (half a year to 5 years) warranty period for defective workmanship.

The Company accrues the estimated warranty costs into the cost of its homes as a liability after each project is closed based on the Company’s historical experience, which normally is less than 0.2% of total cost of the project. Any excess amounts are expensed in the period when they occur. Many of the items relating to workmanship are completed by the existing labor force utilized to construct other new houses and are therefore already factored into the labor and overhead costs of another project. Any significant material defects are generally under warranty with the Company’s suppliers. Currently, the Company retains 5% of the total construction contract from the construction contractors for a period of one year after the completion of the construction. Such retention amounts will be used to pay for any repair expense incurred due to defects in the construction. The Company has not historically incurred any significant litigation requiring additional specific reserves for its product offerings. As of December 31, 2006 and 2005, the Company accrued $68,682 and $66,502 as warranty costs, respectively.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2006 and 2005, there were no significant book to tax differences

Local PRC income tax

The Company is governed by the Income Tax Law of the PRC concerning Chinese registered limited liability company. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable. The provision for income taxes at December 31, 2006 consisted of the following:

	2006	2005
Provision for China income and local tax	$4,511,442	$2,333,444
Deferred taxes	—	—

Total provision for income taxes	$4,511,442	$2,333,444

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate at December 31,

	2006	2005
U.S. statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0

Totals	33.0%	33.0%

Basic and diluted earning per share

Earning per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (“SFAS No. 128”), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earning per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earning per share is based upon the weighted average number of common shares outstanding. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

At December 31, 2006, the Company had outstanding 309,612 warrants. The average stock price for the twelve months ended December 31, 2006 was less than the exercise price of the warrants; therefore, the warrants are not factored into the diluted earning per share calculation as they are anti-dilutive.

Comprehensive income

Comprehensive income consists of net income and foreign currency translation gains and losses affecting shareholders’ equity that, under generally accepted accounting principle, are excluded from net income. Gain on foreign exchange translation totaled $ 655,435 and $242,783 for 2006 and 2005, respectively.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent Pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement on its financial statements.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

In March 2006 FASB issued SFAS 156 ‘Accounting for Servicing of Financial Assets’ this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.     Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.     Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.     Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities.

4.     At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a service elects to subsequently measure at fair value.

5.     Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on its financial statements.

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on its financial statements. In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on its financial statements.

Note 3 — Supplemental disclosure of cash flow information

Income taxes paid amounted to $0 and $2,476,096 for the years ended December, 2006 and 2005, respectively. Interest paid for the year ended December 31, 2006 and 2005 amounted to $2,147,800 and $170,928, respectively.

Noncash investing transactions included the exchange of certain inventory units costing $492,757 for certain units in a hotel valued at $703,296. The result of the exchange is a gain of $210,296 which was included in other income as disclosed in Note 15.

Noncash financing transactions included the issuance of 16,000,000 shares of common stock to the original shareholders of XTHDC in consideration of a promissory note totaling $5,462,797 which was due on December 31, 2007.

Note 4 — Inventories

The following summarizes the components of real estate inventories at December 31, 2006:

Finished projects	$37,247,436
Construction in progress	9,730,650

Total real estate held for development or sale	$46,978,086

Note 5 — Receivables, deferred charges and other assets

Receivables, deferred charges and other assets consist of the following at December 31, 2006:

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Other receivable	$1,282,831
Allowance for bad debts	(301,920)
Prepaid expenses	5,128

Receivables, deferred charges and
other assets	$986,039

Note 6 — Property and equipment, net

Property and equipment consist of the following at December 31, 2006:

Buildings and improvements	$18,255,045
Machinery and equipment	117,081
Transportation equipment	55,598
Furniture and fixture	95,519

Totals	18,523,243
Accumulated depreciation	(821,347)

Property and equipment, net	$17,701,896

Note 7 — Accounts receivable

Accounts receivable consist of the following at December 31, 2006:

Accounts receivable	$3,149,634
Allowance for doubtful accounts	(79,118)

Accounts receivable, net	$3,070,516

Note 8 — Loans from employees

The Company has borrowed monies from certain employees to fund the Company’s construction projects. The loans bear interest ranging between 7% to 12% and the principal matures within one to three years. At December 31, 2006, loan from employees amounted to $1,037,842. Total interest expense on these loans amounted to $80,440 and $117,602 for 2006 and 2005, respectively.

Note 9 — Loans payable

Loans payable represent amounts due to various banks and are due on demand or normally within one year. These loans generally can be renewed with the banks when expired. Loans payable at December 31, 2006 consisted of the following:

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Commercial Bank Weilai Branch
due August 7, 2007, annual interest rate
is at 9.945%, secured by the Company's
Xin Xin Gangwan, Xin Xin Tower and
Ming Yuan Projects	$5,128,000
Shannxi International Trust Investment Co.,
due on demand, annual interest is at
10.80%, secured by 14 units of the
Company's Xin Xin In House and Harbor
projects	2,564,000

Shannxi International Trust Investment Co.,
due September 20, 2007, annual interest
is at 10.80%, secured by six commercial
units of the Company's Jun Jin Yuan project	503,826

Merchant bank Xi'an high and new technology
development zone branch, due June 27, 2007
annual interest is at 19.20%, secured by the
Company's Jun Jin Yuan project	403,830

Construction Bank Zhuque Road Branch,
due May 6, 2007, annual interest is at 6.21%,
secured by the Company's Jun Jin Yuan project	4,107,528

Construction Bank Zhuque Road Branch,
due July 6, 2007, annual interest is at 6.91%,
secured by the Company's Jun Jin Yuan project	2,564,000

Commercial Bank Weilai Branch,
due December 31, 2007, annual interest is at
9.79%, secured by the Company's 24G project	6,410,000

Various loans on demand,
to unrelated parties, at various interest rate	1,525,668

Total
$23,206,852

All loans were borrowed for construction projects. All interest paid was capitalized and allocated to various construction projects.

Note 10 — Accrued Expenses

Accrued expenses at December 31, 2006 are as follows:

Accrued payroll	$13,294
Accrued expenses	1,725,290

Total	$1,738,584

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Note 11 — Stockholders’ Equity

Common stock

On June 28, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $1,075,000 of the Company’s common stock and common stock purchase warrants. The securities sold were an aggregate of 330,769 shares of common stock and 99,231 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction.

The Company is obligated to file a registration statement registering the resale of shares of the Company’s common stock and those issuable upon exercise of the warrants. If the registration statement is not filed within 45 days from the date of investment, or declared effective within 60 days thereafter (135 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 1% of the aggregate amount invested, per month, and the obligations may be deemed to be in default.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 66,154 shares of common stock on the same terms and conditions as the investors.

On July 7, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $124,975 of the Company’s common stock and common stock purchase warrants. The securities sold were an aggregate of 38,454 shares of common stock and 11,536 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

The Company is obligated to file a registration statement registering the resale of shares of the Company’s Common Stock and those issuable upon exercise of the Warrants. If the registration statement is not filed within 45 days from the date of investment, or declared effective within 60 days thereafter (135 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 1% of the aggregate amount invested, per month, and the obligations may be deemed to be in default.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 7,691 shares of common stock on the same terms and conditions as the investors.

On August 21, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $812,500 of the Company’s common stock and common stock purchase warrants. The securities sold were an aggregate of 250,000 shares of common stock and 75,000 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction.

The Company is obligated to file a registration statement registering the resale of shares of the Company’s Common Stock and those issuable upon exercise of the Warrants. If the registration statement is not filed within 45 days from the date of investment, or declared effective within 60 days thereafter (135 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 1% of the aggregate amount invested, per month, and the obligations may be deemed to be in default.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 50,000 shares of common stock on the same terms and conditions as the investors.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Warrants

Following is a summary of the warrant activity:

	Warrants outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, December 31, 2006	—	—	—
Granted	309,612	—
Forfeited	—	—
Exercised	—	—

Outstanding, December 31, 2006	309,612	$3.60	$0

Following is a summary of the status of warrants outstanding at December 31, 2006:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Price	Exercise Number

$3.60	309,612	2.57	$3.60	309,612

Statutory reserves

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises' income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves and statutory public welfare fund for staff and workers. The proportion of allocation for reserve funds is no less than 10 percent of the profit after tax until the accumulated amount of allocation for statutory surplus reserve funds reaches 50 percent of the registered capital.

The proportion of allocation for statutory public welfare fund and enterprise expansion fund is decided by the enterprise itself. A wholly-owned Foreign Invested Enterprise does not have to establish or contribute to an enterprise expansion fund.

Statutory surplus reserves are to be utilized to offset prior years' losses, or to increase its share capital. When the statutory surplus reserve fund of a limited liability company converts its surplus reserves to capital in accordance with a shareholders' resolution, the company will either distribute new shares in proportion to the number of shares held by the each shareholder, or increase the par value of each share. Except for the reduction of losses incurred, any other usage should not result in this reserve balance falling below 25% of the registered capital. Pursuant to the board of directors' resolution, the Company transferred 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company's registered capital.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

The transfer to this reserve must be made before distributions of any dividends to shareholders. For the year ended December 31, 2006, the Company appropriated $915,960 to this surplus reserve.

Note 12 — Employee Welfare Plan

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The Company established a retirement pension insurance, unemployment insurance, health insurance and house accumulation fund for the employees during the term they are employed. For the year ended December 31, 2006, the Company made contributions in the amount of $13,922.

Note 13 — Earnings Per Share

Earnings per share for twelve months December 31, 2006 and 2005 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. There were no common stock equivalents that were dilutive during the twelve months December 31, 2006; accordingly, basic and diluted earning per share were the same for all periods presented.

Notes 14 — Other Income

The Company also rents certain portion of its residential and commercial units to individuals and businesses for a 1 year term renewed annually. Rental income and other income and expense for the year ended December 31 consisted of the following:

	2006	2005
Interest income	$30,395	$45,545
Other nonoperating income	58,543	139,236
House rental income	213,544	144,678
Gain on disposal of fixed assets and inventory	149,830	—
Gain on disposal of fixed assets	—	6,222

Total	$452,312	$335,681

Note 15 — Commitments and Contingencies

The Company leases part of its office space under long-term, non-cancelable operating lease agreements. The leases expire on 12/31/2008.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

The following is a schedule of future minimum rental payments required under the operating lease agreements:

Year ending December 31	Office Lease
2007	$65,783
2008	65,783

131,566

Rental expense for the 2006 and 2005 amounted to $70,178 and $64,017, respectively.

Note 17 — Subsequent Events

On March 9, 2007, the Company entered into a Shares Transfer Agreement (the Agreement) with the shareholders of Xi’an New Land Development Co., Ltd. (New Land), pursuant to which the Company has acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million RMB, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million RMB, estimated to be approximately US$610,000, payable within 20 days after the signing of the Agreement, an additional cash payment of 57 million RMB, estimated to be approximately US$7.2 million, payable within 30 days after the Company has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million RMB, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009.

See report of independent registered public accounting firm

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Cash	$3,745,870	$379,633
Cash - restricted	949,740	1,108,271
Accounts receivable, net of allowance for doubtful
accounts of $78,705 and 79,118, respectively	3,306,776	3,070,516
Notes receivable, net	90,317	2,127,271
Real estate
Finished projects	28,118,570	37,247,436
Construction in progress	26,151,798	9,730,650

Total real estate held for development or sale	54,270,368	46,978,086

Property and equipment, net	5,611,874	17,701,896
Assets held for sale	12,563,133	—
Advance to suppliers	8,894,622	493,570
Receivables, deferred charges and other assets	495,311	986,039
Exclusive development rights	2,299,359	—
Goodwill	29,916,668	—

Total assets	$122,144,038	$72,845,282

LIABILITIES
Accounts payable	$6,554,345	$5,324,815
Advances from customers	3,954,755	2,902,426
Accrued expenses	1,221,270	1,738,584
Payable to original shareholders	22,888,932	5,462,798
Income and other taxes payable	14,087,158	11,386,169
Other payables	4,323,990	2,572,838
Loans from employees	1,879,208	1,037,842
Loans payable	14,692,676	23,206,852
Warrants liability	2,448,876	—

Total liabilities	72,051,210	53,632,324

SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares	30,096	20,619
issued and outstanding 30,096,585 and 20,619,223, respectively
Additional paid in capital	28,302,124	7,192,600
Statutory reserves	2,563,796	2,150,138
Retained earnings	16,552,668	14,414,181
Capital contribution receivable	—	(5,462,798)
Accumulated other comprehensive income	2,644,144	898,218

Total shareholders' equity	50,092,828	19,212,958

Total liabilities and shareholders' equity	$122,144,038	$72,845,282

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER, 2007 AND 2006

	Three months ended September 30 ,		Nine months ended September 30 ,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Sale of properties	$5,700,596	$14,182,007	$24,881,984	$50,421,060
Other income	336,333	50,100	1,369,732	205,941

Total revenue	6,036,929	14,232,107	26,251,716	50,627,001

COSTS AND EXPENSES
Cost of properties sold	3,019,240	9,765,850	17,585,887	32,109,142
Selling, general and administrative expenses	886,405	1,262,648	2,007,351	4,712,089
Other expense	20,153	91,123	190,404	337,929
Interest expense	1,120,150	21,287	1,501,105	80,215
Loss-change in fair value of warrants	408,261	—	419,465	—

Total costs and expense	5,454,209	11,140,908	21,704,212	37,239,375

INCOME BEFORE PROVISION FOR INCOME TAXES	582,720	3,091,199	4,547,504	13,387,626

PROVISION FOR INCOME TAXES	653,957	1,057,370	1,995,359	4,455,191

NET INCOME	(71,237)	2,033,829	2,552,145	8,932,435

GAIN (LOSS) ON FOREIGN EXCHANGE	786,813	195,336	1,745,926	26,815

OTHER COMPREHENSIVE INCOME	$715,576	$2,229,165	$4,298,071	$8,959,250

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	30,090,699	20,474,993	25,723,046	18,539,120

Diluted	30,257,923	20,474,993	25,838,126	18,536,120

EARNINGS PER SHARE
Basic	$0.00	$0.10	$0.10	$0.48

Diluted	$0.00	$0.10	$0.10	$0.48

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,552,145	$8,932,435
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Allowance for bad debt	20,661
Depreciation	365,560	189,722
Exchange loss (gains)	134,197	(387,153)
Gain on disposal of fixed assets and inventory	(707,451)	—
Amortization of stock issued for investor relations fees	98,500	—
Accrued interest on loan to shareholders	905,770	—
Loss-change in fair value of warrants	419,465	—
Change in operating assets and liabilities
Accounts receivable	(91,148)	—
Real estate	(1,545,058)	5,404,764
Advance to suppliers	(7,831,904)	9,284,058
Other receivable and deferred charges	1,302,366	(3,379,743)
Accounts payable	(2,291,251)	8,839,530
Advances from customers	915,265	(30,161,309)
Accrued expense	(1,539,723)	7,029,454
Other payable	(486,759)	1,027,881
Income and other taxes payable	2,449,306	—

Net cash used in (provided by) operating activities	(5,330,059)	6,779,639

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	199,275	—
Purchase of buildings, equipment and automobiles	(194,423)	(12,721,532)
Notes receivable collected	2,037,505	—
Purchase of intangible assets	—	(3,532)
Cash from acquisition	51,433	872

Net cash provided by (used in) investing activities	2,093,790	(12,724,192)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan proceeds	3,919,200	6,225,000
Payments on loans	(13,179,053)	(1,739,841)
Loans from employees	782,733	—
Proceeds from issuance of common stock and warrants	23,036,138	1,750,853
Payments to original shareholder	(8,099,680)	—

Net cash provided by financing activities	6,459,338	6,236,012

INCREASE IN CASH	3,223,069	291,459

EFFECTS ON FOREIGN CURRENCY EXCHANGE	143,168	4,353

CASH, beginning of period	379,633	30,746

CASH, end of period	$3,745,870	$326,558

Supplemental disclosure of cash flow information:
Cash paid for interest expense	$857,315	$1,315,518

Cash paid for income taxes	$—	$—

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

Note 1 — Organization and basis of presentation

Organization

China Housing & Land Development, Inc. (the “Company”) is a Nevada corporation, incorporated on July 6, 2004 under the name Pacific Northwest Productions Inc. On May 6, 2006, the Company changed its name to China Housing & Land Development Inc. The Company, through its subsidiary Xi’an Tsining Housing Development Company Inc. (XTHDC), is engaged in acquisition, development, management, and sale of commercial and residential real estate properties located primarily in Xi’an city, the People’s Republic of China (PRC).

XTHDC was established during May 1992 as a state-owned enterprise, whose former name is Xi’an New Star Group Real Estate Development Co. Ltd, and was formerly the logistics department of Lan Zhou Military area of the People’s Liberation Army of China. The Company was reorganized as a limited liability company with equity capital invested by management personnel in September 1999. The Company is a Chinese registered limited liability company with a legal structure similar to a regular corporation and a limited liability company. The Articles of Association provide for a 54 year term beginning September 7, 1999 with registered capital of approximately $3,140,000 (RMB26,000,000). On March 28, 2002, the registered capital of Tsining was increased to approximately $6,050,000 (RMB50,000,000).

On April 21, 2006, XTHDC entered into and closed a share purchase agreement with Pacific Northwest Productions, Inc. (“Pacific”), a public shell in the United States of America incorporated in the state of Nevada. Pursuant to the purchase agreement, Pacific acquired all of the issued and outstanding capital stock of XTHDC in exchange for 16,000,000 (post-split) shares of Pacific’s common stock.

Concurrently with the closing of the purchase agreement and as a condition thereof, Pacific entered into an agreement with Deljit Bains and Davinder Bains, its executive officers, pursuant to which they each returned 4,000,000 (post-split) shares (8,000,000 shares in total) of Pacific common stock to Pacific for cancellation. They were not compensated in any way for the cancellation of their shares of Pacific common stock. Upon completion of the foregoing transactions, Pacific had an aggregate of 20,000,000 shares of common stock issued and outstanding.

As a result of the merger, XTHDC’s stockholders own approximately 80% of the combined company and the directors and executive officers of XTHDC became the directors and executive officers of Pacific. Accordingly, the transaction has been accounted for as a reverse acquisition of Pacific by XTHDC resulting in a recapitalization of XTHDC. XTHDC is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the balance sheet at their historical book values and the results of operations of XTHDC have been presented for the comparative prior period.

In addition, on May 5, 2006, Pacific changed its name to China Housing & Land Development, Inc. (hereafter referred to as the “Company”) and the stockholders approved a stock dividend of seven shares for each share held, which has been accounted for as an eight to one forward stock split. All shares and per share data have been restated retrospectively.

In 2007, the Company acquired 100% equity of Xi’an New Land Development Co., Ltd. See note 2 for details of acquisition.

Xi’an New Land Development Co., LTD (“New Land”) was originally incorporated in September 2003 in Xi’an city in Shaanxi province, China. In 2006, New Land entered into an agreement with Baqiao District Government of Xi’an City to develop Baqiao Science & Technology Industrial Park, a provincial development zone in Shaanxi Province to establish a joint venture for New Land to develop and purchase approximately 487 acres in Baqiao Park. The agreement covers period from July 2006 to June 2011. New Land is responsible for the installation and maintenance of all basic infrastructures, including water, electricity, and gas supply, along with telecommunication and sewer systems. In return, New Land will be given the exclusive rights to obtain 487 acres land use right.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

On June 19, 2007, New Land established Xi’an Hao Tai Housing Development Company Inc. (“Hao Tai”) for the purpose of obtaining, developing, and trading land use rights in China. Hao Tai’s registered capital is RMB8.0 million, approximately $1.06 million, and is 100% owned by New Land. The company received the formal business license from the government in July 2007. Hao Tai did not have any operating activities during the period ended September 30, 2007.

Note 2 — Acquisition

On March 9, 2007, the Company entered into a Shares Transfer Agreement (the Agreement) to acquire 32 million shares of Xi’an New Land Development Co., Ltd. (New Land), representing 100% equity ownership of New Land. The acquisition was effective on May 31, 2007. The total purchase price for the acquisition is RMB 270 million, approximately $35 million. The total purchase price includes 1) an initial cash payment of RMB 5 million, approximately $610,000, payable within 20 days after the signing of the Agreement, 2) an additional cash payment of RMB 57 million, approximately $7.2 million, and 3) a promissory note of the aggregate amount of RMB 208 million, approximately $26.2 million, bearing 10% interest with a maturity of January 30, 2009. As of September 30, 2007, the total payable to original shareholders amounted to $22,888,932 Pursuant to SFAS 141, Business Combination, the excess of purchase price over total fair value acquired is recorded as goodwill. As a result, the Company recorded $25.4M of goodwill after the acquisition.

Prior to the acquisition, management was aware that New Land had agreements with the local Baqiao government to perform various constructions services during 2003 to 2005. The New Land management was not able to determine the exact amount of the progress billing and costs incurred on the projects. The Company’s management is currently obtaining information related to certain construction contracts with the Baqiao government. The amounts shown below recorded related to this acquisition is expected to be reallocated once all information is obtained.

Item	Book Value	Acquired (assumed) by the Company
Current assets	$297,131	$297,131
Construction in progress	8,824,887	8,824,887
Property, plant, and equipment	103,212	103,212
Exclusive rights	—	2,266,610
Goodwill	—	29,490,569

Total assets	9,225,230	40,982,409

Current liability	5,477,408	5,477,408

Total liabilities	5,477,408	5,477,408

Net assets	$3,747,822	$35,505,001

The financial data of New Land from June 1 to September 30, 2007 is included in the Company’s consolidated financial statements.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

Pro Forma

The following unaudited pro forma condensed income statement for the nine months ended September 30, 2007 was prepared under generally accepted accounting principles and as if the acquisition of New Land had occurred on January 1, 2006. The pro forma information may not be indicative of the results that actually would have occurred if the acquisition had been in effect from and on the dates indicated or which may be obtained in the future.

	For the Nine Months Ended September 30, 2007	For the Year Ended December 31, 2006
Total Revenue	$25,915,393	$32,785,718
Cost of Goods Sold	17,585,887	21,236,598
Gross Profit	8,329,506	11,549,120
Operating Expenses	4,063,198	4,576,201
Income Tax	1,995,268	2,333,444

Net Income	$2,270,949	$4,639,475

Note 3 — Summary of significant accounting policies

Principles of consolidation and basis of presentation

The accompanying consolidated financial statements include the accounts of China Housing & Land Development, Inc. and its wholly owned subsidiaries, XTHDC, New Land, and Hao Tai. All material inter-company accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign currency translation

As of September 30, 2007, the accounts of the Company are maintained in their functional currency the Chinese Yuan Renminbi (RMB). The reporting currency for the consolidated financial statements is the United States Dollars (USD). In accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation,” all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder’s equity are translated at the historical rates and statement of operations are translated at the weighted average exchange rate for the period. Cash flows are also translated at the weighted average exchange rate for the year; therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.”

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

Revenue recognition

Real estate sales are reported in accordance with the provisions of Statement of Financial Accounting Standard No. 66, “Accounting for Sales of Real Estate”. Profit from the sales of development properties, less 5% business tax, is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability. Real estate rental income, less 5% business tax, is recognized on the straight-line basis over the terms of the tenancy agreements.

For Company financed sales, the Company is recognizing sales based on the full accrual method provide that the buyer’s initial and continuing investment is adequate according to SFAS No. 66. The initial investment is the buyer’s down payment less the loan amount provided by the Company. Interest on these loans is amortized over the terms of the loans.

Real estate capitalization and cost allocation

Residential properties completed or under construction are stated at cost or estimated net realizable value, whichever is lower. Costs include land use right and land improvements, direct construction costs and development costs, including predevelopment costs, interest on indebtedness, real estate taxes, insurance, construction overhead and indirect project costs. Selling and advertising costs are expensed as incurred. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

Land use right and improvement costs include land use right, land improvements, interest on indebtedness and real estate taxes. Appropriate costs are allocated to projects based on acreage, dwelling units and relative sales value. Land held for development and improvements is stated at cost or estimated net realizable value, whichever is lower.

Land use right and land improvements applicable to condominiums, town homes and single-family homes, are transferred to construction in progress when construction commences.

Capitalization of interest

The Company adopts SFAS 34 to account for capitalized interest. Interest incurred during construction is capitalized into construction in progress. All other interest is expensed as incurred. For the nine months ended September 30, 2007, the Company incurred $2,508,035 of interest and capitalized $1,072,185 in to construction in progress. For the nine months ended September 30, 2006, the Company incurred $1,553,631 of interest and capitalized $1,473,416 into construction in progress.

Concentration of risks

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Total cash in state-owned banks at September 30, 2007 and December 31, 2006 amounted to $3,745,870 and $1,108,271 respectively, of which no deposits are covered by insurance. The Company has not experience any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company sells residential and commercial units to residents and small business owners. The Company had two major customers that accounted for approximately 57% of the Company’s sales for the nine months ended September 30, 2007 and accounts receivable for these customers at September 30, 2007 amounted to $2,323,144. There was no major customer that accounted for over 5% of the Company’s sales for the nine months ended September 30, 2006.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

The Company is dependent on third-party sub-contractors, manufacturers, and distributors for all of construction services and supply of construction materials. Construction services or products purchased from the Company’s five largest subcontractors/suppliers accounted for 50% and 48% of the Company’s purchases for the nine months ended September 30, 2007 and 2006, respectively. Accounts payables to these subcontractors/suppliers amounted to $2,890,602 and $5,937,955 at September 30, 2007 and 2006, respectively.

The Company’s operations are carried out in the People’s Republic of China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People’s Republic of China, by the general state of the People’s Republic of China’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Restricted cash

The bank grants mortgage loans to home purchasers and will credit these amounts to the Company’s bank account once title passes. If the houses are not completed and the new homeowners have no ownership documents to secure the loan, the bank will deduct 10% of the homeowner’s loan from the Company’s bank account and transfer that amount to a designated bank account classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Company’s normal bank account. The bank will release the restricted cash after home purchasers have obtained the ownership documents to secure the mortgage loan. Total restricted cash amounted to $949,740 and $1,108,271 as of September 30, 2007 and December 31, 2006, respectively.

Accounts receivable — trade

Accounts receivable-trade consists of balances due from customers for the sale of residential and commercial units in the PRC. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimated uncollectible amounts are based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $3,306,776 and $3,070,516 at September 30, 2007 and December 31, 2006, respectively.

Notes receivable

The Company finances sales to certain new homeowners. Financing agreements are signed and the loans are due in 1 to 3 years. The loans are non-interest bearing, therefore the Company has calculated imputed interest and discounted the carrying amount of notes receivable. Notes receivable are presented net of unamortized interest and allowance for doubtful accounts.

	For the nine months ended September 30, 2007 (Unaudited)	For the year ended December 31, 2006
Notes receivable	$302,729	$2,290,378
Less: unamortized interest	(36,118)	(34,710)
Less: allowance for doubtful accounts	(176,294)	(128,397)

Notes receivable, net	$90,317	$2,127,271

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

Other receivables

Other receivables consist of various cash advances to unrelated companies and individuals which the management of the Company have business relationships. These amounts are unsecured, non-interest bearing and generally are short term in nature.

Advances to suppliers

Advances to suppliers consist of amounts paid in advance to contractors and vendors for services and materials that have not been performed or received and generally relate to the development and construction of residential units in the PRC. Advances amounted to $8,894,622493,570 as of September 30, 2007 and December 31, 2006 respectively.

Real estate held for development or sale

Real estate held for development or sale consist of residential and commercial units under construction and units completed. Construction in progress also includes cost associated in development and construction of Baqiao project. Real estate held for development or sale are stated at the lower of cost or net realizable value. If the real estate is determined to be impaired, it will be written down to its fair market value. Real estate held for development or sale costs include land use right, land development and home construction costs, engineering costs, insurance costs, wages, real estate taxes, and interest related to development and construction. All costs are accumulated by specific projects and allocated to residential and commercial units within the respective projects. The Company leases the land for the residential unit sites under land use rights with various terms from the government of the PRC. The Company evaluates the carrying value for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventory deemed impaired would be recorded as adjustments to the cost basis. No Impairment loss was incurred or recorded for the nine months ended September 30, 2007 and 2006.

No depreciation is provided for construction in progress. Construction overhead and selling expenses are expensed as incurred.

Assets held for sale

The Company intends to sell one of its fixed assets which consists of 14,380 square meters of retail units with net book value of $12,563,133 as of September 30, 2007. There is no asset held for sale as of December 31, 2006.

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the nine months ended September 30, 2007 and 2006 amounted to $365,560 and $189,722, respectively. Estimated useful lives of the assets are as follows:

Estimated Useful Life
Buildings	30 years
Vehicles	6 years
Electronic equipment	5 years
Office furniture	5 years

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes there was no impairment of its long-lived assets as of September 30, 2007.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. Management believes the interest rate on notes reflect rates currently available. Thus, the carrying value of loans payable approximates fair value.

Advances from customers

Advances from customers represent prepayments by customers for home purchases. The Company records these prepayments as advances from customers when the payments are received. Advances from customers amounted to $3,954,755 and $2,902,426 at September 30, 2007 and December 31, 2006 respectively.

Other payables

Other payables consist of various cash advances to unrelated companies and individuals with whom management of the Company has business relationships. These amounts are not related to operations of the Company, are unsecured, non-interest bearing and generally are short term in nature. Other payables amounted to $4,323,990 and $2,572,838 as of September 30, 2007 and December 31, 2006, respectively.

Advertising costs

Advertising and sales promotion costs are expensed as incurred. Advertising expense totaled $398,776 and $425,200 for the nine months ended September 30, 2007 and 2006 respectively.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

Warranty costs

Generally, the Company provides all of its customers with a limited warranty period (half a year to 5 years) for defective workmanship. The Company accrues estimated warranty costs into the cost of its homes as a liability after each project is closed based on the Company’s historical experience, which normally is less than 0.2% of total cost of the project. Any excess amounts are expensed in the period when they occur. Many of the items relating to workmanship are completed by the existing labor force utilized to construct other new houses and are therefore already factored into the labor and overhead costs of another project. Any significant material defects are generally under warranty with the Company’s suppliers. Currently, the Company retains 5% of the total construction contract from the construction contractors for a period of one year after the completion of the construction. Such retention amounts will be used to pay for any repair expense incurred due to defects in the construction. The Company has not historically incurred any significant litigation requiring additional specific reserves for its product offerings. As of September 30, 2007 and December 31, 2006, the Company has accrued $0 and $68,682 as warranty costs, respectively.

Income taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At September 30, 2007 and 2006, there was no significant book to tax differences.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

Local PRC income tax

The Company is governed by the Income Tax Law of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable. The provision for income taxes at September 30 consisted of the following:

	2007 (Unaudited)	2006 (Unaudited)
Provision for China income and local tax	$1,995,359	$4,455,191
Deferred taxes	—	—

Total provision for income taxes	1,995,359	4,455,191

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate at September 30,

	2007	2006
U.S. statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0

Totals	33.0	33.0%

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. The two year tax exemption and three year 50% tax reduction tax holiday for production-oriented FIEs will be eliminated. The Company is currently evaluating the effect of the new EIT law will have on its financial position.

Sales and additional taxes

In June 2006, the Emerging Issues Task Force (EITF) reached a consensus on, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF No. 06-3)". EITF No. 06-3 permits that such taxes may be presented on either a gross basis or a net basis as long as that presentation is used consistently. The adoption of EITF No. 06-3 on January 1, 2007 did not influence the Company’s consolidated financial statements. Taxes are presented within the scope of EITF No. 06-3 on a net basis.

All sales recognized are subject to sales and additional taxes of 5.61% and are payable to local government. This amount is included in cost of properties sold. Sales and additional taxes incurred for the nine months ended September 30, 2007 and 2006 were $1,368,509 and $2,828,621, respectively. Sales and additional taxes incurred for the three months ended September 30, 2007 and 2006 were $292,433 and $795,610, respectively.

Basic and diluted earning per share

Earning per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (“SFAS No. 128”), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earning per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earning per share is based upon the weighted average number of common shares outstanding. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Stock-based compensation

The Company records stock-based compensation pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” (“FAS123R”), which established standards for the accounting for transactions in which an entity exchange its equity instruments for goods or services. This statement requires companies to measure the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period of services rendered.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

Comprehensive income

Comprehensive income consists of net income and foreign currency translation gains and losses affecting shareholders’ equity that, under generally accepted accounting principles are excluded from net income. Gain (Loss) on foreign exchange translation totaled $1,745,926 and $ 26,815 for the nine months ended September 30, 2007 and 2006 respectively.

Derivative financial instruments

The Company accounts for its warrants in accordance with FAS No.133, “Accounting for Derivatives Instruments and Hedging Activity,” and EITF 00-19 which requires the warrants to be carried on the balance sheet at fair value and to mark to market at each reporting period. Under certain circumstances, the warrants are reported as liabilities on the balance sheet when issued and any changes in the fair value is reported in the income statement.

Recent pronouncements

In September 2006, FASB issued Statement of Financial Accounting Standards (“SFAS”) No.157 ‘Fair Value Measurements’. This Statement defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, it also establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board has previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on its financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, ‘The Fair Value Option for Financial Assets and Financials Liabilities — Including an Amendment of FASB Statement No.115'. This standard permits measurement of certain financial assets and financial liabilities at fair value. If the fair value option is elected, the unrealized gains and losses are reported in earnings at each reporting date. Generally, the fair value option may be elected on an instrument-by-instrument basis, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 requires prospective application and the companies to establish certain additional presentation and disclosure requirements. The standard is effective as of the beginning of the fiscal year that begins after November 15, 2007. The Company is currently evaluating the provisions of SFAS No. 159 to determine the potential impact, if any; the adoption will have on the Company’s financial statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. Management believes this pronouncement has no effect on the Company’s financial statements.

Note 4 — Supplemental disclosure of cash flow information

Income taxes paid amounted to $0 and $0 for the nine months ended September 30, 2007 and 2006 respectively. Interest (net of amount capitalized) paid for the nine months ended September 30, 2007 and 2006 amounted to $744,950 and $1,703,185 respectively.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

Noncash operating activity included transfer of fixed asset as prepayment to one of the Company’s contractors at fair market value for $864,850 in 2007 with a book value of $166,593.

Noncash financing activities included issuance of 60,000 shares of common stock to an investor relations company in consideration of a one-year consulting service valued at $131,400 and issuance of 66,154 warrants to placement agents as compensations for the service provided. In addition, 123,845 warrants were exercised on a noncash basis resulting in the issuance of 29,377 shares of common stock.

Noncash financing activities also included reclassification of notes receivable from accounts receivable of $302,729 and paying off $4,679,783 loan due to original shareholders of New Land using inventory appraised at fair market value.

Note 5 — Real estate held for development or sale

The following summarizes the components of real estate inventories as of September 30, 2007 and December 31, 2006:

	September 30, 2007 (Unaudited)	December 31, 2006
Finished projects	$28,118,570	$37,247,436
Construction in progress	26,151,798	9,730,650

Total real estate held for development or sale	54,270,368	46,978,086

Note 6 — Receivables, deferred charges and other assets

Receivables, deferred charges and other assets consist of the following as of September 30, 2007 and December 31, 2006:

	September 30, 2007 (Unaudited)	December 31, 2006
Other receivable	$679,092	$1,282,831
Less: allowance for doubtful accounts	(275,097)	(301,920)
Prepaid expenses	58,691	5,128
Other Asset	32,625	—

Receivables, deferred charges & other assets	$495,311	$986,039

Note 7 — Intangibles

The Company’s intangibles consist of goodwill (see note 2 for goodwill) and exclusive development rights to acquire 487 acre of land use right in Shaanxi province.. As of September 30, 2007, the amount recorded for the exclusive development rights was $2,299,359. The future benefit of this exclusive right is valued at $36,451,800. The Company evaluates its intangible assets for impairment issues and whenever events or changes in circumstances indicate that the carrying value of its intangibles may not be recoverable from its estimated future cash flows. As of September 30, 2007, the Company believes there is no impairment issue on intangibles.

Note 8 — Property and equipment, net

Property and equipment consist of the following as of September 30, 2007 and December 31, 2006:

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

	September 30, 2007 (Unaudited)	December 31, 2006
Building and improvements	$6,338,380	$18,255,045
Machinery and equipment	—	117,081
Transportation equipment	25,303	55,598
Furniture and fixture	225,044	95,519

	6,588,727	18,523,243
Less: accumulated depreciation	(976,853)	(821,347)

Property and equipment, net	$5,611,874	$17,701,896

Note 9 — Accounts receivable

Accounts receivable consist of the following as of September 30, 2007 and December 31, 2006:

	September 30, 2007 (Unaudited)	December 31, 2006
Accounts receivable	$3,385,481	$3,149,633
Less: Allowance for doubtful accounts	(78,705)	(79,117)

Accounts receivable, net	$3,306,776	$3,070,516

Note 10 — Loans from employees

The Company has borrowed monies from certain employees to fund the Company’s construction projects. The loans bear interest ranging from 7% to 12% and the principal matures within one to three years. Loans from employees amounted to $1,879,208 and $1,037,842 as of September 30, 2007 and December 31, 2006, respectively.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

Note 11 — Loans payable

Loans payable represent amounts due to various banks and are due on demand or normally within one year. These loans generally can be renewed with the banks when expired. Loans payable consisted of the following as of September 30, 2007 and December 31, 2006:

	September 30, 2007 (Unaudited)	December 31, 2006
Commercial Bank Weilai Branch
Due August 7, 2008, annual interest rate is at 9.945%,
secured by the Company's Xin Xing Gangwan, Xin Xing
Tower and Ming Yuan projects	$5,066,667	$5,128,000

Shannxi International Trust investment Co.
Due on demand, annual interest is at 10.80%, secured by
14 units of the Company's Xin Xing In House and Harbor
projects	—	2,564,000

Shannxi International Trust investment Co.
Due on demand, annual interest is at 10.80%, secured by
14 units of the Company's Xin Xing In House and Harbor
projects	266,667	503,826

Merchant bank Xi'an high and new technology
Development zone branch, due June 27, 2007 annual
interest is at 19.20%, secured by the Company's Jun Jin
Yuan project	—	403,830

Construction Bank Zhuque Road Branch
Due May 6, 2007, annual interest is at 6.21% secured by
the Company's Jun Jin Yuan project	—	4,107,528

Construction Bank Zhuque Road Branch
Due July 6, 2007, annual interest is at 6.21% secured
by the Company's Jun Jin Yuan project	—	2,564,000

Commercial Bank Weilai Branch
Due December 31, 2007, annual interest is at 9.79%,
secured by the Company's 24G project	6,018,667	6,410,000

Xi'an Rural Credit union Zao Yuan rd. Br, .
Due June 14, 2008, annual interest is at 9.527%,
secured by the Company's Jun Jing Yuan I, Han Yuan
project and Xin Xing Tower Projects	3,333,333	—

Various loans on demand, to unrelated parties,
at various interest rate	7,342	1,525,668

Total	$14,692,676	$23,206,852

All loans were borrowed for construction projects. Interest paid was capitalized during the periods of construction and allocated to various construction projects. When the projects are completed, interest incurred from these loans is expensed.

Note 12 — Shareholders’ equity

Common stock

On June 28, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $1,075,000 of the Company’s common stock and common stock purchase warrants. The securities sold were an aggregate of 330,769 shares of common stock and 99,231 warrants. Each warrant is exercisable for three years at $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 66,154 shares of common stock on the same terms and conditions as the investors.

Pursuant to securities purchase agreements with accredited investors dated July 7, 2006, the Company received $124,975 and issued 38,454 shares of common stock and 11,536 warrants. Each warrant is exercisable for three years at $3.60 per share.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 7,691 shares of common stock on the same terms and conditions as the investors.

Pursuant to securities purchase agreements with accredited investors dated August 21, 2006, the Company received $812,500 and issued 250,000 shares of common stock and 75,000 warrants. Each warrant is exercisable for three years at $3.60 per share.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 50,000 shares of common stock on the same terms and conditions as the investors.

The Company filed the registration statement registering the resale of shares of the Company’s Common Stock and those issuable upon exercise of the Warrants on August 21, 2006 and the registration statement was effective on September 14, 2006.

On January 15, 2007, the Company issued 60,000 shares of common stock to an investor relations company in consideration for one year of consulting service through December 31, 2007. The 60,000 shares of common stock have been recorded at $2.19 per share or $131,400 based on the trading price of the shares at January 12, 2007. This amount is included in prepaid expenses and is being amortized over the service period.

Pursuant to securities purchase agreements with accredited investors dated May 7, 2007, the Company received $25,006,978 and issued 9,261,847 shares of common stock and 2,778,554 Warrants. Each Warrant is exercisable for five years at $4.50 per share. In connection with the offering, the Company paid a 7% placement fee.

According to Section 4.8, Anti-Dilute of the Share Purchase Agreements dated June 28, 2006, July 7, 2006 and August 21, 2006, the Company issued 126,138 shares common stock and 27,418 warrants; additionally, the Company reduced the exercise price of all related warrants from $3.60 to $3.31.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settle in, a Company’s Own Stock,” the warrants contain a provision permitting the holder to demand payment based on a Black Scholes valuation in certain circumstances. Therefore, under EITP 00-19 and SFAS No. 133, the Company recorded the warrants as a liability at their fair value on date of grant and then marked them to $2,448,876 September 30, 2007. The change in fair value totaled $419,465 on fair value of warrants.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

The Company has placed 510,000 shares of management owned common stock into an escrow as part of a “make good obligation.” This provision stipulates that in the event that the after-tax net income of the Company during fiscal year 2007 is less than $16.3 million and $35.8 million in fiscal 2008, management will distribute these escrow shares pro-rata to investors who participated in the May 7 private placement. This transaction qualifies for equity accounting under SFAS. 133.

The Company filed the registration statement registering the resale of shares of the Company’s Common Stock on June 22, 2007 and the registration statement was effective on July 5, 2007.

123,845 warrants at exercising price of $3.31 were exercised in July on a noncash basis resulting in the issuance of 29,377 shares of common stock.

Warrants

Following is a summary of the warrant activity:

	Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life
December 31, 2006	309,612	3,309,612	$3.31	2.04
Granted	2,805,918	2,805,918	$4.50	4.60
Forfeited	—	—	—	—
Exercised	123,845	123,845	—	—

September 30, 2007	2,991,685	2,991,685	$4.37	4.41

Statutory reserves

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises’ income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves, the proportion of allocation for reserve funds is no less than 10 percent of the profit after tax until the accumulated amount of allocation for statutory surplus reserve funds reaches 50 percent of the registered capital. Statutory reserves represent restricted retained earnings.

Statutory surplus reserves are to be utilized to offset prior years’ losses, or to increase its share capital. When the statutory surplus reserve fund of a limited liability company converts its surplus reserves to capital in accordance with a shareholders’ resolution, the Company will either distribute new shares in proportion to the number of shares held by the each shareholder, or increase the par value of each share. Except for the reduction of losses incurred, any other usage should not result in this reserve balance falling below 25% of the registered capital.

Pursuant to the board of directors’ resolution, the Company transferred 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distributions of any dividends to shareholders. For the nine months ended September 30, 2007 and 2006, the Company appropriated $413,658 and $1,187,050, respectively to this surplus reserve.

Note 13 — Employee welfare plan

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The Company established a retirement pension insurance, unemployment insurance, health insurance and house accumulation fund for the employees during the term they are employed. The amount contributed to the fund is based on a certain percentage on the base salaries set forth by the provincial and city government. For the nine months ended September 30, 2007 and 2006, the Company had contributed in the amount of $29,293 and $11,195, respectively.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(UNAUDITED)

Note 14 — Earnings per share

Earnings per share for nine months ended September 30, 2007 and 2006 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

	September 30, 2007 (Unaudited)	September 30, 2006 (Unaudited)
Net income for basic earning per share	2,552,145	8,932,435
Weighted average shares used in basic computation	25,723,046	18,536,120
Diluted effect of warrants	115,080	—

Weighted average shares used in diluted computation	25,838,126	18,536,120

Earning per share
Basic:	0.10	0.48

Diluted:	0.10	0.48

Note 15 — Commitments and contingencies

The Company leases part of its office space under long-term, non-cancelable operating lease agreements. The leases expire on 12/31/2008.

The following is a schedule of future minimum rental payments required under the operating lease agreements:

For Year Ending September 30,	Office Lease
2007	$67,585
2008	67,585

$135,170

Rental expense for the nine months ended September 30, 2007 and 2006 amounted to $40,325 and $40,325, respectively.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing Fee	$	XXX	.XX
Accounting and Audit Fees		$10,000.00
Legal Fees and Expense		$50,000	.00*
Printing and Engraving Expenses (includes EDGAR service)		$2,500	.00*
Total estimated expenses	$	XXX	XX

*Estimated

RECENT SALES OF UNREGISTERED SECURITIES

Acquisition on March 9, 2007

        On March 9, 2007, the Registrant entered into a Shares Transfer Agreement with the shareholders of Xi’an New Land Development Co., Ltd. (“New Land”), pursuant to which the Registrant has acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million Renminbi, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million Renminbi, estimated to be approximately US$610,000, payable within 20 days after the signing of the Shares Transfer Agreement, an additional cash payment of 57 million Renminbi, estimated to be approximately US$7.2 million, payable within 30 days after the Registrant has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million Renminbi, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009.

Private Placement on May 9, 2007

        On May 7, 2007, China Housing & Land Development, Inc. (the “Company”), entered into securities purchase agreements with accredited investors, and on May 9, 2007 (the “Closing Date”), the Company completed the sale of $25,006,978 of common stock of the Company and common stock purchase warrants. The securities sold were an aggregate of 9,261,847 shares of Common Stock and 2,778,554 Warrants. Each Warrant is exercisable for a period of five (5) years at an exercise price of $4.50 per share. Cantor Fitzgerald & Co. acted as the placement agent of the private placement. All of these securities were sold pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering, and Regulation D promulgated thereunder.

        The Company is obligated to file a registration statement to register the resale of shares of the common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants granted in the private placement. If the registration statement is not filed within 45 days from the Closing Date, or declared effective within 180 days following the Closing Date, or if the registration ceases to be effective for more than thirty (30) trading days, the Company is obligated to pay the investors certain fees per month in the amount of 1% of the principal amount invested.

        In connection with the offering, the Company paid a placement fee of 7% of the proceeds in cash.

Financing on January 28, 2008

        On January 28, 2008, China Housing & Land Development, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with certain investors (the “Investors”). Pursuant to the Agreement, the Company agreed to sell to Investors 5.0% Senior Secured Convertible Notes, which are convertible into shares of the Company’s Common Stock, for an aggregate purchase price of US$ 20,000,000 and to receive, in consideration for such purchase, Warrants to acquire additional shares of Common Stock.  The 5% Senior Secured Convertible Note (the “Convertible Note”) shall bear interest at a rate of 5% per annum (computed based on the actual days elapsed in a period of 360 days) of the RMB Notional Principal Amount, payable quarterly in arrears in lawful money of the United States (“U.S. Dollars”) on the first business day of each calendar quarter and on the Maturity Date, in each case in an amount equal to the amount of such interest as expressed in RMB multiplied by the US$/RMB Exchange Rate as of the applicable Interest Exchange Rate Determination Date. The Notes are secured by a first priority, perfected security interest in certain shares of Common Stock of Lu Pingji, as evidenced by the pledge agreement (the “Pledge Agreement”). The Notes are subject to events of default customary for convertible securities and for a secured financing.  The Warrants grant the Investors the right to acquire shares of Common Stock at $6.07 per share of Common Stock, subject to customary anti-dilution adjustments. The Warrants may be exercised to purchase Common Stock at any time after January 28, 2008 to and including February 28, 2013, the expiration date of the Warrants.

        In connection with this transaction, the Company and the Investors entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the terms and conditions of the Registration Rights Agreement, the Company has agreed to register within 60 calendar days after closing shares of Common Stock issuable to the Investors for resale on a Form S-3 Registration Statement to be effective by 90 calendar days or 120 days if the registration statement is subject to a full review by the U.S. Securities and Exchange Commission. The Company shall register an amount of Common Stock for resale that equals at least 125% of the sum of shares issuable upon conversion of the Notes, the exercise of the Warrants and the payment of interest accrued on the Notes. The registration rights granted under the Registration Rights Agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures.

ITEM 27.   EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation (incorporated by reference to the exhibits to Registrants Form SB-2 filed on October 27, 2004)

3.2	Registrant’s By-Laws (incorporated by reference to the exhibits to Registrants Form SB-2 filed on October 27, 2004)

5.1	Opinion of Dennis Brovarone, Esq.

10.1	Form of Securities Purchase Agreement (incorporated by reference to the exhibits to Registrant’s Form 8-K filed on January 30, 2008).

10.2	Form of Common Stock Purchase Warrant (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 30, 2008).

10.3	Form Convertible Note (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 30, 2008).

10.4	Form of Registration Rights Agreement (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 30, 2008).

10.5	Form of Pledge Agreement (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 30, 2008).

21.1	List of Subsidiaries of the Registrant

23.1	Consent of Kabani & Company, Inc.

23.2	Consent of Moore Stephens Wurth Frazer and Torbet, LLP.

23.3	Consent of Dennis Brovarone, Esq (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

ITEM 28.   UNDERTAKINGS

The undersigned Company hereby undertakes to:

(1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)     Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)     Include any additional or changed material information on the plan of distribution.

(2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)     For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)     Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in Xian, China, on March 14, 2008.

March 14, 2008 March 14, 2008	CHINA HOUSING AND LAND DEVELOPMENT, INC.

By: /s/ Lu Pingji
   Name: Lu Pingji
   Title: Chief Executive Officer

By: /s/ William Xin
   Name: William Xin
   Title: Chief Financial Officer
  (Principal Financial and
Accounting Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lu Pingji and William Xin his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated: Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Lu Pingji Lu Pingji /s/ Xiao Genxiang Xiao Genxiang /s/ Feng Xiaohong Feng Xiaohong /s/ Shi Zhiyong Shi Zhiyong /s/ William Xin William Xin	Chairman of the Board and
Chief Executive Officer

Chief Administrative Officer
and Director

Chief Operating Officer and
Director

Vice President,
Chief Legal Counsel and
Director

	Chief Financial Officer	March 14, 2008 March 14, 2008 March 14, 2008 March 14, 2008 March 14, 2008